SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Territorial Bancorp Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Letterhead of Territorial Bancorp Inc.]

April 18, 2012

Dear Fellow Stockholder:

You are cordially invited to attend the 2012 annual meeting of stockholders of Territorial Bancorp Inc. The meeting will be held at 1132 Bishop Street, Suite 611, Honolulu, Hawaii, on May 23, 2012, at 8:30 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of the Company will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Allan S. Kitagawa
Allan S. Kitagawa
Chairman of the Board, President and
Chief Executive Officer

[Territorial Bancorp Inc. Logo]

1132 Bishop Street, Suite 2200

Honolulu, Hawaii 96813

(808) 946-1400

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m. on May 23, 2012

PLACE	1132 Bishop Street, Suite 611
Honolulu, Hawaii

ITEMS OF BUSINESS	(1) To elect two directors to serve for a term of three years.

(2) To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

(3) To consider a nonbinding proposal to approve our executive compensation as described in the proxy statement.

(4) To approve the Territorial Bancorp Inc. 2012 Annual Incentive Plan.

(5) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on April 5, 2012.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

/s/ Vernon Hirata
Vernon Hirata
Corporate Secretary
April 18, 2012

Territorial Bancorp Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Territorial Bancorp Inc. (the “Company”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Territorial Savings Bank (the “Bank”). The annual meeting will be held at 1132 Bishop Street, Suite 611, Honolulu, Hawaii, on Wednesday, May 23, 2012, at 8:30 a.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about April 18, 2012.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on April 5, 2012. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker how to vote.

As of the close of business on April 5, 2012, there were 11,571,174 shares of Company common stock outstanding. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that, subject to certain exceptions, a record owner of the Company’s common stock for a person who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

If you were a stockholder as of the close of business on April 5, 2012, you may attend the meeting. However, if your shares of Company common stock are held by a broker, bank, or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank, or other nominee who holds your shares.

Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank, or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of KPMG LLP as our independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal, or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions will not be counted as votes cast and will have no effect on this proposal.

In voting on the nonbinding proposal to approve our executive compensation, you may vote in favor of the proposal, vote against the proposal, or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or the Board of Directors.

In voting to approve the Territorial Bancorp Inc. 2012 Annual Incentive Plan, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date, and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you:

•	vote for each of the nominees for director;

•	vote for ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm;

•	vote for the approval of our executive compensation as described in this proxy statement; and

•	vote for the approval of the Territorial Bancorp Inc. 2012 Annual Incentive Plan.

If any matters not described in this proxy statement are properly presented at the annual meeting and you have returned a validly executed proxy card, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker or other nominee that you must follow to have your shares voted. Your broker or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker or other nominee that accompanies this proxy statement.

Participants in the ESOP and 401(k) Plan

If you participate in the Territorial Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Territorial Bancorp Inc. common stock through the Territorial Savings Bank 401(k) Plan (the “401(k) Plan”), you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Territorial Bancorp Inc. common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the Territorial Bancorp Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your ESOP and 401(k) Plan voting instructions is May 16, 2012.

If you have any questions about voting, please contact Senior Vice President and Director of Investor Relations Walter Ida at (808) 946-1400.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts what it believes to be best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by our directors, executive officers, and employees. The Code of Ethics and Business Conduct requires that our directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers, and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “Investor Relations—Corporate Governance” section of our Web site, www.territorialsavings.net. Amendments to and waivers from our Code of Ethics and Business Conduct will be disclosed in the “Investor Relations—Corporate Governance” section of our Web site.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, we have established procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits us from retaliating against any director, executive officer, or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

In addition, we have adopted a Code of Ethics for Senior Officers that is applicable to our senior financial officers, including our principal executive officer, principal financial officer, principal accounting officer, and all officers performing similar functions. A copy of the Code of Ethics for Senior Officers can be found in the “Investor Relations—Corporate Governance” section of our Web site, www.territorialsavings.net. Amendments to and waivers from our Code of Ethics for Senior Officers will be disclosed in the “Investor Relations—Corporate Governance” section of our Web site.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During 2011, the Board of Directors held 13 meetings (not including committee meetings), and our independent directors met seven times in executive session without management present. No director attended fewer than 75% of the total meetings of the Board of Directors and the committees on which such director served (held during the period for which the director has served as a director or committee member, as appropriate).

Committees of the Board of Directors

The following table identifies our Audit, Compensation, and Nominating and Corporate Governance committees and their members. All members of each committee are independent in accordance with the listing standards of the NASDAQ Stock Market, Inc. Each of these committees operates under a written charter that is available in the “Investor Relations—Corporate Governance” section of the Company’s Web site, www.territorialsavings.net.

	Nominating and Corporate Governance	Compensation	Audit

	Howard Y. Ikeda *	Kirk W. Caldwell*	Howard Y. Ikeda*
	Kirk W. Caldwell	Howard Y. Ikeda	Francis E. Tanaka
	David S. Murakami	Richard I. Murakami	Richard I. Murakami
David S. Murakami

Number of Meetings in 2011:	4	5	6

*	Denotes Chairperson.

Audit Committee. Pursuant to Territorial Bancorp Inc.’s Audit Committee Charter, the Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. In addition to meeting the independence requirements of the NASDAQ Stock Market, Inc., each member of the Audit Committee meets the audit committee independence requirements of the Securities and Exchange Commission. The Board of Directors has designated Howard Y. Ikeda as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Compensation Committee. Pursuant to Territorial Bancorp Inc.’s Compensation Committee Charter, the Compensation Committee approves the compensation objectives for the Company and Territorial Savings Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chairman of the Board, President and Chief Executive Officer, Allan Kitagawa, provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design, and the general guidelines for employee compensation. However, Mr. Kitagawa does not vote on and is not present for any discussion of his own compensation. These recommendations are then considered by the Compensation Committee. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives, and other perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

Nominating and Corporate Governance Committee. Pursuant to Territorial Bancorp Inc.’s Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness, and in developing and implementing the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating and Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating and Corporate Governance Committee Procedures.”

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of our then-current directors, except for Mr. Ohama, attended the 2011 Annual Meeting of Stockholders.

Board Leadership Structure

The Board of Directors currently combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director to strengthen the Company’s governance structure. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, alignment on corporate strategy, and a clear and direct channel of communication from senior management to the full Board of Directors. To further strengthen the leadership of the Board of Directors, the Board selects a lead independent director on an annual basis, currently Director Richard Murakami. The responsibilities of the lead independent director include leading all Board meetings of “nonmanagement” Directors. The Board of Directors believes its administration of its risk oversight function is not adversely affected by the Board of Directors’ leadership structure. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors at least twice a year or more often as needed. In addition, the Compensation Committee, which consists only of independent directors, evaluates the performance of our Chairman of the Board and Chief Executive Officer and presents its findings to our independent directors.

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors satisfies this responsibility through the review of minutes from each committee regarding such committee’s considerations and actions, through frequent attendance as nonvoting guests at committee meetings and through regular reports directly from officers responsible for oversight of particular risks within our organization. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with such areas. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the Company’s corporate governance, including the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks. The Board of Directors annually reviews our conflicts of interest policy to ensure all directors are in compliance with the policy.

Risks relating to the direct operations of Territorial Savings Bank are further overseen by its Board of Directors, who are the same individuals who serve on the Board of Directors of Territorial Bancorp Inc. The Board of Directors of Territorial Savings Bank also has additional committees that conduct additional risk oversight. Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations, and risks acceptable to the organization, such as the requirement that all loan relationships in excess of $2.0 million must be submitted to the Board of Directors Loan Committee for approval, subject to ratification by the full Board of Directors, or to the full Board of Directors for approval.

Stock Ownership

The following table provides information as of April 5, 2012, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 11,571,174 shares of Company common stock issued and outstanding as of April 5, 2012.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding

Territorial Savings Bank Employee Stock Ownership Plan 1132 Bishop St., Suite 2200 Honolulu, Hawaii 96813	977,667	8.4%

John L. Keeley, Jr. (1) Keeley Asset Management Corp. 401 South LaSalle Street Chicago, Illinois 60605	628,945	5.4%

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2012.

Proposal 1 — Election of Directors

The Board of Directors of Territorial Bancorp Inc. is presently composed of six members. The Board is divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election this year are Allan S. Kitagawa and Richard I. Murakami, both of whom are current directors of the Company and the Bank.

The Board of Directors has determined that each of our directors, with the exception of Chairman of the Board, President and Chief Executive Officer Allan S. Kitagawa, is “independent” as defined in the listing standards of the NASDAQ Stock Market. Mr. Kitagawa is not independent because he is one of our executive officers.

In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, none of which is required to be reported under “Transactions with Certain Related Persons” below. Director Kirk Caldwell has a mortgage loan with Territorial Savings Bank. Director David Murakami has a mortgage loan, a home equity line of credit, and overdraft protection with Territorial Savings Bank. Director Richard Murakami has a mortgage loan and overdraft protection with Territorial Savings Bank. Director Francis Tanaka has a mortgage loan with Territorial Savings Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below. If any nominee is unable to serve, and you have returned a validly executed proxy card, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The table below sets forth certain information regarding our directors, nominees proposed by the Board of Directors, and executive officers. Shares beneficially owned include shares of common stock over which a person has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages of common stock owned are based on 11,571,174 shares of Company common stock issued and outstanding as of April 5, 2012.

Name	Position(s) Held With Territorial Bancorp Inc.	Age (1)	Director Since (2)	Current Term Expires	Shares Beneficially Owned as of April 5, 2012		Percent of Common Stock

NOMINEES

Allan S. Kitagawa	Chairman of the Board, President and Chief Executive Officer	66	1986	2012	79,890	(3)	*
Richard I. Murakami (4)	Director	84	1981	2012	13,132		*

CONTINUING DIRECTORS

Kirk W. Caldwell	Director	59	2007	2013	15,396		*
Francis E. Tanaka	Director	66	2011	2013	—		—
Howard Y. Ikeda	Director	66	1988	2014	28,273	(5)	*
David S. Murakami (4)	Director	72	2006	2014	14,032	(6)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Vernon Hirata	Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary	59			64,539	(7)	*
Ralph Y. Nakatsuka	Vice Chairman and Co-Chief Operating Officer	56			62,909	(8)	*
Karen J. Cox	Senior Vice President-Administration	66			17,547	(9)	*
Richard K.C. Lau	Senior Vice President and Chief Lending Officer	69			36,607	(10)	*
Melvin M. Miyamoto	Senior Vice President and Treasurer	58			17,896	(11)	*

All Directors and Executive Officers as a Group (11 persons)					350,221		3.0%

*	Less than 1%.
(1)	As of December 31, 2011.
(2)	Includes services with Territorial Savings Bank.
(3)	Includes 25,151 shares held through the Territorial Savings Bank 401(k) Plan, and 3,480 shares held through the Territorial Savings Bank Employee Stock Ownership Plan.
(4)	David S. Murakami and Richard I. Murakami are not related.
(5)	Includes 3,200 shares held by an individual retirement account, 10,022 shares owned by Mr. Ikeda’s spouse, 340 held jointly with Mr. Ikeda’s child, and 513 shares owned by Mr. Ikeda’s child.
(6)	Includes 900 shares held jointly by David S. Murakami’s spouse and his children.

(7)	Includes 34,406 shares held through the Territorial Savings Bank 401(k) Plan, 3,480 shares held through the Territorial Savings Bank Employee Stock Ownership Plan, 15,600 shares held in trust, and 322 shares owned by Mr. Hirata’s spouse.
(8)	Includes 3,480 shares held through the Territorial Savings Bank Employee Stock Ownership Plan.
(9)	Includes 12,684 shares held through the Territorial Savings Bank 401(k) Plan, 2,748 shares held through the Territorial Savings Bank Employee Stock Ownership Plan, and 500 shares held as trustee for two grandchildren.
(10)	Includes 10,420 shares held through the Territorial Savings Bank 401(k) Plan, 3,072 shares held through the Territorial Savings Bank Employee Stock Ownership Plan, and 1,500 shares held by a corporation.
(11)	Includes 13,585 shares held through the Territorial Savings Bank 401(k) Plan and 2,720 shares held through the Territorial Savings Bank Employee Stock Ownership Plan.

The Board of Directors recommends a vote “FOR” the election of all nominees.

The business experience for at least the past five years of each of our directors and nominees proposed by the Board of Directors is set forth below. The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes, or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director. Each director is also a director of Territorial Savings Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

All of the nominees and directors continuing in office are long-time residents of the communities served by Territorial Bancorp Inc. and its subsidiaries and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in Territorial Bancorp Inc.’s market area, an understanding of the general real estate market, values and trends in such communities, and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As the holding company for a community banking institution, Territorial Bancorp Inc. believes that the local knowledge and experience of its directors assists Territorial Bancorp Inc. in assessing the credit and banking needs of its customers, developing products and services to better serve its customers, and assessing the risks inherent in its lending operations, and provides Territorial Bancorp Inc. with greater business development opportunities. As local residents, our nominees and directors are also exposed to the advertising, product offerings, and community development efforts of competing institutions which, in turn, assists Territorial Bancorp Inc. in structuring its marketing efforts and community outreach programs.

Nominees for Election of Directors

The nominees standing for election are:

Allan S. Kitagawa has served as Chairman of the Board and Chief Executive Officer of Territorial Savings Bank since 1986, and was named President in 2007. Mr. Kitagawa worked with American Savings and Loan Association from 1974 to 1986, including service as Executive Vice President and Chief Executive Officer of the Hawaii Division. Mr. Kitagawa is a Certified Public Accountant. Under Mr. Kitagawa’s leadership, Territorial Savings Bank has grown from $282 million in assets at December 31, 1986, to $1.5 billion at December 31, 2011, while Territorial Savings Bank’s conservative lending practices have resulted in continued low levels of nonperforming assets at a time when many financial institutions are experiencing significant asset quality issues.

Richard I. Murakami is the retired President of a major building, material and bonding company and previously was employed for 20 years as a Vice President of a Hawaii based commercial bank. Mr. Murakami is a well-known and respected member of the Japanese-American community. He also provides insight into the traditional savings and loan depositor as these customers constitute a significant part of the customer base of Territorial Savings Bank.

Directors Continuing in Office

The following directors have terms ending in 2013:

Kirk W. Caldwell is currently Of Counsel to the law firm of Ashford & Wriston, which he rejoined in 2011. Previously, he was acting Mayor of the City and County of Honolulu, Hawaii, from July 2010 to October 2010, and was appointed the Managing Director of the City and County of Honolulu, Hawaii, in January 2009. Prior to this appointment, Mr. Caldwell was a partner with Ashford & Wriston, where he had worked since 1984. Much of his practice consisted of representing financial institutions, including Territorial Savings Bank. Prior to his appointment as Managing Director of the City and County of Honolulu, Mr. Caldwell also served as the majority leader of the State of Hawaii House of Representatives, and had served as a state representative since 2002. Because of his current and past positions, Mr. Caldwell is uniquely positioned to advise the Board of Directors on community and economic developments affecting the State of Hawaii and the localities in which we operate.

Francis E. Tanaka retired in 2001 as the Executive Vice President – Controller of Haseko (Hawaii), Inc., the U.S. subsidiary of a large Japanese publicly-traded company that is in the engineering, construction, real estate development, investment, and property management business throughout the world. For 18 years, Mr. Tanaka was in charge of the financial management of the Hawaii subsidiary, which does residential, office, and commercial development in Hawaii. Prior to that, he was controller of a construction company. He is a Certified Public Accountant and was employed by national and local certified public accounting firms early in his career. He continues to perform limited tax services and business consulting in his retirement. Mr. Tanaka’s financial and accounting background, including supervision and preparation of financial statements for a Securities and Exchange Commission-registered real estate venture of the Hawaii subsidiary, adds depth to the Audit Committee. He also provides the Board of Directors with knowledge of our real estate market.

The following directors have terms ending in 2014:

Howard Y. Ikeda is the President of Ikeda and Wong, CPA, Inc., an independent public accounting firm in the State of Hawaii. Mr. Ikeda is a Certified Public Accountant licensed to practice in the State of Hawaii. He has been in public accounting for over 40 years. Mr. Ikeda’s professional and business experience provide the Board of Directors with valuable insight into the accounting issues Territorial Bancorp Inc. faces and in assessing strategic transactions involving Territorial Bancorp Inc. and Territorial Savings Bank. His experience as a Certified Public Accountant qualifies him to be a member of the Audit Committee as a “financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission.

David S. Murakami was a Certified Residential Appraiser in the State of Hawaii, and was the owner of DSM Appraisal Company from 1982 until 2011. Mr. Murakami retired in 2011. Mr. Murakami previously worked as a Senior Vice President-Loan Administrator with financial institutions in the State of Hawaii beginning in 1962. Mr. Murakami’s employment experience, both with financial institutions and as a Certified Residential Appraiser, gives him extensive insights into Territorial Savings Bank’s challenges and opportunities in its overall operations and lending activities. He is also well-known in the local community as he was a long-time assistant coach for the highly visible University of Hawaii-Manoa baseball program.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to be the Company’s independent registered public accounting firm for the year ending December 31, 2012, subject to ratification by stockholders. A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of KPMG LLP is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees to KPMG LLP for the years ended December 31, 2011 and 2010.

	2011	2010
Audit fees (1)	$352,000	$376,000
Audit-related fees (2)	$66,000	$121,000
Tax fees (3)	$33,000	$76,000
All other fees	$—	$—

(1)	Audit fees relate to the audit of Territorial Bancorp Inc.’s consolidated financial statements and to Securities and Exchange Commission registration statements.
(2)	Audit-related fees pertain to the audit of the financial statements of certain employee benefit plans.
(3)	Tax fees consist of tax return preparation and other tax matters.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to us that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the audit or services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During each of the years ended December 31, 2011 and 2010, 100% of audit-related fees and tax fees were approved, in advance, by the Audit Committee.

Proposal 3 — Advisory (Nonbinding) Vote on Executive Compensation

Based upon a board determination that considered the advice of stockholders at our 2011 Annual Meeting of Stockholders, stockholders are annually being given the opportunity to vote on an advisory (nonbinding) resolution to approve the compensation of our “Named Executive Officers,” as described in this proxy statement under “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “FOR” the proposal. Specifically, stockholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Although nonbinding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

Proposal 4 — Approval of the Territorial Bancorp Inc. 2012 Annual Incentive Plan

The Board of Directors has approved for submission to stockholders for approval the Territorial Bancorp Inc. 2012 Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is designed to provide key employees of the Company and its subsidiaries, including Territorial Savings Bank, with additional incentives to promote the growth and performance of the Company. The Annual Incentive Plan is subject to stockholder approval and will become effective upon its implementation by the Board of Directors subsequent to satisfaction of applicable stockholder approval requirements. Most of the companies that we compete with for management-level employees are public companies that offer annual performance-based cash bonus compensation as part of their overall compensation programs. The Annual Incentive Plan will give us the flexibility we need to continue to attract and retain highly qualified individuals by offering a competitive compensation program that is linked to the Company’s performance.

The following is a summary of the material features of the Annual Incentive Plan, which is qualified in its entirety by reference to the provisions of the Annual Incentive Plan, attached hereto as Appendix A.

General

The Annual Incentive Plan will be administered by the members of the Company’s Compensation Committee (the “Committee”) who are “outside directors,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee has full and exclusive power within the limitations set forth in the Annual Incentive Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations, and guidelines for carrying out the Annual Incentive Plan’s purposes; and interpreting and otherwise construing the Annual Incentive Plan. The Annual Incentive Plan also permits the Committee to delegate to one or more officers of the Company or a subsidiary the power to: (i) designate employees who will receive awards; and (ii) determine the size of any such awards. However, the Committee shall not delegate such responsibilities to any such officer for awards to be granted to such officer; the resolution providing such authorization sets forth the total number of awards such officer may grant; and the officer shall report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated. Awards intended to be “performance-based” under Internal Revenue Code Section 162(m) may only be granted by the Committee in order to be exempt from the $1,000,000 limit on deductible compensation for tax purposes.

Eligibility

The officers and key employees of the Company who may be selected from time to time by the Committee are eligible to receive awards under the Annual Incentive Plan.

Types of Awards

The Committee may determine the terms and conditions of awards under the Annual Incentive Plan, which shall be set forth in an award agreement delivered to each participant. The Committee may grant awards that are payable based on the attainment of a specific performance goal or goals, with or without additional service requirements. Generally, awards shall be paid in cash lump sums no later than March 15 of the calendar year following the calendar year in which the awards are earned, unless receipt of the amounts are deferred in accordance with Internal Revenue Code Section 409A and the terms of the Annual Incentive Plan. At present, this eligible group consists of approximately three persons.

Performance Features

The performance measures that may be used for awards made under the Annual Incentive Plan will be based on any one or more of the following performance measures, as selected by the Committee: basic earnings per share; basic cash earnings per share; diluted earnings per share; diluted cash earnings per share; net income (before or after taxes); net income before interest, taxes, depreciation, and/or amortization; cash earnings; net interest income; noninterest income; general and administrative expense to average assets ratio; cash general and administrative expense to average assets ratio; efficiency ratio; cash efficiency ratio; return on average assets; cash return on average assets; return on average stockholders’ equity; cash return on average stockholders’ equity; return on average tangible stockholders’ equity; cash return on average tangible stockholders’ equity; core earnings; operating income; operating efficiency ratio; net interest rate spread; growth in assets, loans, or deposits; loan production volume; nonperforming loans; cash flow; strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, objectively determinable and measurable regulatory (or regulatory-related) requirements; goals relating to acquisitions or divestitures; goals relating to capital raising and capital management, or goals related to objectively determinable and measurable best practices where the outcome is substantially uncertain at the time the performance goal is set; or any combination of the foregoing.

Performance measures may be based on the performance of the Company as a whole or of any one or more subsidiaries or business units of the Company or a subsidiary and may be measured relative to a peer group, an index, or a business plan. The Committee may adjust performance measures after they have been set, but only to the extent the Committee exercises negative discretion as permitted under applicable law for purposes of an exception to Internal Revenue Code Section 162(m). In establishing the performance measures, the Committee may provide for the inclusion or exclusion of certain items. Additionally, the grant of an award intended to be performance-based compensation and the establishment of any performance-based measures shall be made during the period required by Internal Revenue Code Section 162(m).

Vesting of Awards

Generally, awards are fully vested if the performance goals are achieved.

Change in Control

Unless otherwise stated in an award agreement as determined by the Committee, upon the occurrence of a change in control of the Company, (i) all then-outstanding awards with performance goals yet to be achieved shall be considered to be earned at target values or at such value otherwise determined by the Committee and payable at the time set forth in the award agreement and (ii) upon a participant’s involuntary termination for a reason other than cause during the one-year period following a change in control, any service requirement applicable to the then-outstanding Awards shall be considered satisfied. For the purposes of the Annual Incentive Plan, a change in control generally occurs when:

(a) Any “person” (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding Voting Securities (as defined in the Plan), provided that, notwithstanding the foregoing and for all purposes of this Plan: (a) the term “Person” shall not include (1) the Company or any of its subsidiaries, (2) an employee benefit plan of the Company or any of its subsidiaries (including the Plan), and any trustee or other fiduciary holding securities under any such plan (but only with respect to securities held under any such plan), or (3) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; (b) no Person shall be deemed the beneficial owner of any securities acquired by such Person in an Excluded Transaction (as defined in the Plan); and (c) no director or officer of the Company or any direct or indirect subsidiary of the Company (or any affiliate of any such director or officer) shall, by reason of any or all of such directors or officers acting in their capacities as such, be deemed to beneficially own any securities beneficially owned by any other such director or officer (or any affiliate thereof); or

(b) The incumbent directors cease, for any reason, to constitute a majority of the Board of Directors of the Company; or

(c) A plan of reorganization, merger, consolidation, or similar transaction involving the Company and one or more other corporations or entities is consummated, other than a plan of reorganization, merger, consolidation, or similar transaction that is an Excluded Transaction, or the stockholders of the Company approve a plan of complete liquidation of the Company, or a sale, liquidation, or other disposition of all or substantially all of the assets of the Company or any bank Subsidiary of the Company is consummated; or

(d) A tender offer is made for 25% or more of the outstanding Voting Securities of the Company and the stockholders owning beneficially or of record 25% or more of the outstanding Voting Securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired beneficial ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of a change in number of shares of Stock or Voting Securities then outstanding which thereby increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Stock or Voting Securities which increases the percentage of the then outstanding Stock or Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur. In the event that an Award constitutes deferred compensation, and the settlement of or distribution of benefits under such Award is to be triggered solely by a Change in Control, then with respect to such Award, a Change in Control shall be defined as required under Internal Revenue Code Section 409A, as in effect at the time of such transaction.

Forfeiture

The Committee may specify in an award agreement that the participant’s rights, payments, and benefits with respect to the award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, which may include, but is not limited to, termination of employment for cause, any other termination of employment, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants, or other conduct that is detrimental to the business or reputation of the Company or any subsidiary.

In addition, if the Company is required to prepare an accounting restatement due to errors, omissions, or fraud, the Committee may require any participant who is subject to forfeiture of his or her award under Section 304 of the Sarbanes-Oxley Act of 2002 or Section 954 of the Dodd-Frank Wall Street Form and Consumer Protection Act of 2010 to reimburse the Company for the amount of any payment of an award that exceeded the amount that would have been payable to the participant had the financial statements been initially filed as restated or any greater or lesser amount that the Committee shall determine. In addition, in the event of an accounting restatement for any reason, the Committee, in its sole and exclusive discretion, may require that any participant reimburse the Company for all or any part of the amount of any payment in settlement of any award granted hereunder.

Amendment and Termination

The Board of Directors may, at any time, amend or terminate the Annual Incentive Plan or any award granted under the Annual Incentive Plan, provided that, except as provided in the Annual Incentive Plan, no amendment or termination may adversely impair the rights of an outstanding award without the participant’s (or affected beneficiary’s) written consent. The Board of Directors may not materially increase the maximum amount to be granted to any one employee under the Annual Incentive Plan without approval of stockholders. Notwithstanding the foregoing, the Board may, without stockholder approval, amend the Annual Incentive Plan at any time, retroactively or otherwise, to ensure that the Annual Incentive Plan complies with current or future law and the Board of Directors may unilaterally amend the Annual Incentive

Plan and any outstanding award, without participant consent, in order to maintain an exemption from, or to comply with, Internal Revenue Code Section 409A and its applicable regulations and guidance.

Effective Date and Duration of Plan

The Annual Incentive Plan will become effective upon stockholder approval. The Annual Incentive Plan will remain in effect as long as any awards under it are outstanding. At any time, the Board of Directors may terminate the Annual Incentive Plan. However, any termination of the Annual Incentive Plan will not affect outstanding awards.

Federal Income Tax Considerations

The following is a summary of the federal income tax consequences that may arise in conjunction with participation in the Annual Incentive Plan.

The grant of an award will not result in taxable income to the participant, because the grant is subject to a substantial risk of forfeiture (i.e., the requirement to satisfy the performance targets set forth in the award agreement). The participant will realize ordinary income at the time of payment of the awards (i.e., following satisfaction of the performance targets) in an amount equal to the dollar amount of the cash bonus that was determined by the Committee. The Company will be entitled to a corresponding deduction for tax purposes. The Company shall withhold amounts from participants to satisfy tax withholding requirements.

Internal Revenue Code Section 162(m) generally limits the Company’s ability to deduct for tax purposes compensation in excess of $1,000,000 per year for its chief executive officer and the three other most highly compensated executives (excluding the chief financial officer) employed at the end of the year who are named in the summary compensation table (“covered employees”). “Qualified performance-based compensation” is not subject to this limit and is fully deductible by the Company. “Qualified performance-based compensation” is compensation that is subject to a number of requirements such as stockholder approval of possible performance goals, and objective quantification of those goals in advance. Awards under the Annual Incentive Plan may be considered “qualified performance-based compensation.” If an award is not exempt from Section 162(m), income recognized on such award by a covered employee will be subject to the $1,000,000 deduction limit on compensation. In the case of performance-based awards granted to a covered employee that are not distributed until after the covered employee’s termination of employment (or in the case of the chief executive officer, the payment is not made until after the end of the year in which his employment terminates), the $1,000,000 deduction limit will not apply and the award will be fully deductible. Performance awards may provide for accelerated vesting upon death, disability, or a change in control and still be considered exempt from the $1,000,000 deduction limit. The Company expects that the Committee will take these deduction limits into account in setting the size and the terms and conditions of awards. However, the Committee may decide to grant awards that result in executive compensation that exceeds the deduction limit.

The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the Annual Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Annual Incentive Plan. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Accounting Treatment

Under Financial Accounting Standards Board Accounting Codification Standards Topic 718, the Company is required to recognize compensation expense on its income statement over the requisite service period or performance period based on the grant date fair value of the awards made under the Annual Incentive Plan.

New Plan Benefits

Subject to stockholder approval of the Annual Incentive Plan, the Committee granted the following executives the opportunity to earn the amounts set forth below under the plan for the 2012 fiscal year, as described in the Compensation Discussion and Analysis section of this proxy statement. Such total amounts will be further limited by an amount equal to 7.5% of our net income before taxes for the year ending December 31, 2012. The target amounts of those 2012 bonuses (i.e., the amount payable upon the achievement of target levels of performance) are summarized in the table below.

Name and Position	Target 2012 Bonus

Allan S. Kitagawa Chairman of the Board, President and Chief Executive Officer	$412,349

Melvin M. Miyamoto Senior Vice President and Treasurer	N/A

Vernon Hirata Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary	$149,925

Ralph Y. Nakatsuka Vice Chairman and Co-Chief Operating Officer	$149,925

Richard K.C. Lau Senior Vice President and Chief Lending Officer	N/A

Executive group	$712,199

Nonexecutive Director Group	N/A

Nonexecutive Officer Employee Group	N/A

Because the Committee has the authority to use negative discretion in establishing the terms of awards under the Annual Incentive Plan, it is not possible to specify precisely the benefits executive officers will be eligible to earn under the Annual Incentive Plan in the future.

The Board of Directors recommends that stockholders vote “FOR” the approval of the Territorial Bancorp Inc. 2012 Annual Incentive Plan.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those financial statements with generally accepted accounting principles, and issuing a report on internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

Audit Committee of the Board of Directors of

Territorial Bancorp Inc.

Howard Y. Ikeda (Chairman)

David S. Murakami

Richard I. Murakami

Francis E. Tanaka

Information about Executive Officers

The following provides information regarding our executive officers who are not directors of the Company.

Vernon Hirata has served as Territorial Savings Bank’s Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary since 2007. Mr. Hirata joined Territorial Savings Bank in 1986 as Senior Vice President/General Counsel, and was named Executive Vice President/General Counsel and Corporate Secretary in 1987. Previously, Mr. Hirata was employed at American Savings and Loan Association from 1978 to 1986, including service as Senior Vice President and General Counsel.

Ralph Y. Nakatsuka joined Territorial Savings Bank in 2007 as Vice Chairman and Co-Chief Operating Officer, and was employed at American Savings Bank from 1980 to 2007, including service as Executive Vice President of Lending and Chief Lending Officer from 1997 to 2007 and Chief Financial Officer from 1987 to 1997. Mr. Nakatsuka is a Certified Public Accountant.

Karen J. Cox has served as Senior Vice President of Administration of Territorial Savings Bank since 1984, and has been employed by Territorial Savings Bank since 1968. Ms. Cox previously worked with other financial institutions in the State of Hawaii beginning in 1964.

Richard K.C. Lau has served as Senior Vice President and Chief Lending Officer of Territorial Savings Bank since 1985. Mr. Lau was employed at other financial institutions in the State of Hawaii beginning in 1970.

Melvin M. Miyamoto has served as Senior Vice President and Treasurer of Territorial Savings Bank since 1986, and has been employed by Territorial Savings Bank since 1984. Mr. Miyamoto is a Certified Public Accountant.

Executive Compensation

Director Fees

Each of Territorial Savings Bank’s outside directors receives an annual retainer for board meetings of $32,000 per year and an annual retainer for committee meetings of $2,400 per year. Each of Territorial Bancorp Inc.’s outside directors receives an annual retainer for board meetings of $5,000 per year and an annual retainer for committee meetings of $600 per year. The retainer fees are increased to the following amounts for the following committees: the Chairman of Territorial Savings Bank’s Audit Committee receives a committee retainer of $2,600 and the Chairman of Territorial Bancorp Inc.’s Audit Committee receives a committee retainer of $8,400; the Chairman of Territorial Savings Bank’s Compensation Committee receives a committee retainer of $4,800; and the Chairman of Territorial Bancorp Inc.’s Compensation Committee receives a committee retainer of $1,200. Receipt of full retainer payments is based upon a director attending at least 75% of board or committee meetings, as applicable, with reductions for the failure to attend such number of board or committee meetings.

The following table sets forth for the year ended December 31, 2011, certain information as to the total remuneration we paid to our directors. Mr. Kitagawa does not receive separate fees for service as a director.

Director Compensation Table for the Year Ended December 31, 2011
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation (3)	Total ($)

David S. Murakami	40,000	—	—	11,967	51,967

Richard I. Murakami	40,000	—	—	11,967	51,967

Howard Y. Ikeda	48,000	—	—	11,967	59,967

Harold H. Ohama (4)	21,333	—	—	5,891	27,224

Kirk W. Caldwell	42,167	—	—	11,967	54,134

Francis E. Tanaka	16,417	—	—	—	16,417

(1)	At December 31, 2011, Directors David Murakami, Richard Murakami, Ikeda, and Caldwell each had 30,685 shares of unvested restricted stock.
(2)	At December 31, 2011, Directors David Murakami, Richard Murakami, Ikeda, and Caldwell each had 33,020 unvested stock options.
(3)	Amounts represent cash dividends paid on shares of unvested restricted stock.
(4)	Mr. Ohama passed away on July 18, 2011.

On August 19, 2010, directors David Murakami, Richard Murakami, Ikeda, Caldwell, and Ohama were each granted 36,821 shares of restricted stock and 41,275 stock options with an exercise price of $17.36 per option. Shares of restricted stock and options vest at a rate of one-sixth per year beginning August 19, 2011.

Compensation Discussion and Analysis

Executive Summary. Our compensation program and practices are specifically designed to reward executives consistent with our performance against our short-term goals as well as in reflection of long-term sustained results to our stockholders. During 2011, we met or exceeded all our performance goals and ranked above our peer group for many core financial metrics such as return on average assets.

Greater than half of the compensation of our named executive officers is in the form of performance-based pay, thus reinforcing our pay-for-performance philosophy. Our compensation program in 2011 included appropriate financial recognition for our named executive officers based on their strategic leadership and superior performance. Key highlights include:

•	Recognition of our 100% stock price increase since our initial public offering.

•	Maintenance of our strong asset quality at a time when many financial institutions have experienced deteriorating asset quality.

•	Financial performance ratios that compare very favorably both with our peers and with much larger financial institution holding companies.

•

Acknowledgment that our leadership’s considerable experience in the banking industry has contributed significantly over many years to our stability and growth at a time when other financial institutions in Hawaii have seen a high level of turnover in their senior leadership positions.

During 2011, the Compensation Committee assessed our named executive officers’ pay and performance over single- and multiple-year periods and compared it to our own performance goals as well as relative to peers. The analyses confirmed that the named executive officers’ pay and performance relative to peers is appropriately aligned. The Committee will continue to monitor our pay-for-performance relationships on an annual basis to ensure we maintain alignment.

Our 2010 Equity Incentive Plan was approved by stockholders in August 2010. As previously disclosed, the 2010 Equity Incentive Plan was approved by stockholders in August 2010 and was designed with the assistance of Pearl Meyer & Partners (PM&P), an independent compensation consulting firm that specializes in community banks. PM&P was also retained to assist the Compensation Committee in determining the appropriate level of awards to recipients under the Plan. We made equity grants under the 2010 Equity Incentive Plan in 2010, but we made no further equity grants in 2011, as the equity grants made in 2010 were designed to provide appropriate long-term incentives to keep employees.

During 2011, the Compensation Committee began the review and implementation of the 2012 Annual Incentive Plan, which is being presented to stockholders at the 2012 annual meeting. The purpose of this plan is to enhance the tax deductibility of the compensation we pay to our Named Executive Officers.

Consistent with our philosophy to evolve and grow, the Compensation Committee will continue to review and enhance our compensation programs as appropriate to further ensure that our practices are aligned with our pay-for-performance philosophy and that our programs meet emerging regulatory requirements and best practices.

For purposes of the following discussion, we refer to Allan S. Kitagawa, Chairman of the Board, President and Chief Executive Officer, Melvin M. Miyamoto, Senior Vice President and Treasurer, Vernon Hirata, Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary, Ralph Y. Nakatsuka, Vice Chairman, Co-Chief Operating Officer and Richard K.C. Lau, Senior Vice President and Chief Lending Officer, as our named executive officers.

Compensation Philosophy and Objectives. Our Compensation Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the Compensation Committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive, taking into account both short- and long-term incentives. Prior to our initial public offering, our compensation consisted primarily of cash compensation, salary and bonuses, and retirement benefits. In 2010, we adopted a stock-based benefit plan, which was approved by stockholders at the 2010 annual meeting of stockholders.

Role of Executive Officers and Management. Mr. Kitagawa, our Chairman of the Board, President and Chief Executive Officer, provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. However, Mr. Kitagawa does not vote on and is not present for any discussion of his own compensation. These recommendations are then considered by the Compensation Committee. During 2011, consistent with our amended Compensation Committee Charter, Mr. Kitagawa did not attend Compensation Committee meetings where his compensation was discussed. Certain members of our management team participate in the Compensation Committee meetings to provide information to the committee on an as-needed basis.

Use of Consultants. From time to time, the Compensation Committee seeks advice from outside experts in the executive compensation field. The Committee has historically engaged a compensation consultant to provide input on both Board and executive compensation issues. In 2011, the Committee retained McLagan, an AonHewitt Company, to assist with several projects. McLagan consultants report directly to the Compensation Committee and the Committee discusses, reviews, and approves all consulting projects performed by McLagan. The Compensation Committee periodically reviews the relationship with McLagan and considers competitive proposals from other firms. In 2011, the total fees that we paid McLagan were less than $120,000, and McLagan provided strictly executive and director compensation related services and did not provide any other nonexecutive compensation services.

During 2011, McLagan reviewed our executive compensation practices, including salary, bonus, and total compensation in comparison to a number of different peer groups including approximately 23 bank and thrift institutions, divided into three peer groups. McLagan also assisted the Compensation Committee in reviewing our cash bonus program and supplemental executive retirement plans. In addition, McLagan assisted the Compensation Committee in developing the Territorial Bancorp Inc. 2012 Annual Incentive Plan, which is being presented to stockholders for their approval at the annual meeting. We believe these programs properly allocate cash compensation between long-term and currently paid compensation. The Compensation Committee considered McLagan’s review of compensation levels in establishing the compensation amounts for the named executive officers in 2011.

Peer Group Information. Historically, we utilized a combination of financial institutions to generate three peer groups, which were: (i) a “coast” peer group, that consisted of banks that were located on either the East or West Coast of the continental United States (consisting of institutions which were a subset of the OTS peer group, described below); (ii) a “loan composition” peer group, comprised of financial institutions that had the highest concentration of loans secured by residential real estate and consumer loans (consisting of institutions, which were a subset of the OTS peer group, described below); and (iii) an “Office of Thrift Supervision” (“OTS”) peer group.

These peer groups are described in more detail in “—Annual Incentive Compensation Under Our Executive Incentive Compensation Plan.” In reviewing 2011 compensation, McLagan prepared a single peer group with assets ranging from $1 billion to $5 billion that included some of the institutions from our prior coast peer group and our loan composition peer group. This peer group consisted of the following institutions:

Beacon Federal Bancorp Inc.	MutualFirst Financial, Inc.
Berkshire Hills Bancorp, Inc.	OceanFirst Financial Corp.
Brookline Bancorp, Inc.	OmniAmerican Bancorp, Inc.
Cape Bancorp, Inc.	Provident Financial Holdings, Inc.
Clifton Savings Bancorp, Inc.	Provident New York Bancorp
ESB Financial Corp.	Rockville Financial Inc.
First Financial Holdings, Inc.	Roma Financial Corp.
First Financial Northwest, Inc.	TrustCo Bank Corp NY
Hingham Institution for Savings	United Community Financial Corp.
Kearney Financial Corp.	United Financial Bancorp, Inc.
Meridian Interstate Bancorp

In addition to this peer group, McLagan prepared an additional peer group with assets ranging from $12 billion to $31 billion. This peer group was prepared solely for supplementing the review of Mr. Kitagawa’s compensation. Despite our being much smaller in asset size than these additional institutions, our performance metrics compared favorably with those of the larger peers (70th percentile in return on equity, 85th percentile in return on assets, 88th percentile in nonperforming assets to total assets, and a one-year stockholder return higher than any of the companies). This peer group consisted of the following institutions:

Private Bancorp Inc.
SVB Financial Group
First Niagara Financial Group, Inc.
BancorpSouth Inc.
Astoria Financial Corp.
Umpqua Holdings Corp.

Elements of Executive Compensation. The compensation we provide to our named executive officers and other employees primarily consists of the following:

•	annual base salary;

•	incentive compensation in the form of annual cash bonuses which, for certain executives, are based on specified goals and benchmarks designated each year, and for other executives are discretionary;

•	long-term incentive compensation in the form of shares of restricted stock and stock options granted under our 2010 Equity Incentive Plan;

•	retirement benefits, which are determined without regard to gains from other elements of compensation; and

•	perquisites and other personal benefits.

When setting the compensation of Messrs. Kitagawa, Hirata, and Nakatsuka, the Compensation Committee generally seeks to provide total compensation (base salary, incentive payments under our Equity Incentive Plan, accruals under our Supplemental Executive Retirement Agreements and our Pension Plan, and all other compensation) for these executive officers at the 50th to the 75th percentiles of total compensation for our peer group. Subjective adjustments can be made based on Territorial Savings Bank’s financial performance or an officer’s experience or proven contribution to Territorial Savings Bank over time. Compensation for Messrs. Miyamoto and Lau is determined without reference to targets or peer group information.

For 2011, the Compensation Committee did not review in advance publicly available information for the peer group companies (described in “Peer Group Information”), as the only changes to the compensation program at the beginning of 2011 were annual base salary increases of 2% for the Named Executive Officers. However, in 2012, the Compensation Committee reviewed publicly available information for the three highest paid officers of the peer group companies paid during the year ended December 31, 2010, as well as total cash compensation that could have been earned by the peer group companies during the year ended December 31, 2010, all aged to reflect a 2% general market increase in compensation. The Compensation Committee reviewed potential cash compensation of the peer group companies due to our historical performance exceeding those of our peers, and not merely matching peer historical performance. Total compensation (including salary, annual cash bonuses/incentives, equity awards, all other compensation, and retirement benefits) for these peer groups, as well as total cash compensation, for each of the 50th, 75th, and 90th percentiles, were as follows:

Officer	Peer Group - Total Compensation
	50th Percentile	75th Percentile	90th Percentile

Highest Paid	$948,800	$1,290,000	$1,347,400
Second Highest Paid	427,200	531,000	636,100
Third Highest Paid	369,700	423,500	740,600

Officer	Peer Group - Cash Compensation with Target Bonus Levels
	50th Percentile	75th Percentile	90th Percentile

Highest Paid	$612,300	$748,000	$867,800
Second Highest Paid	327,500	396,700	474,500
Third Highest Paid	278,100	329,800	360,500

Officer	Peer Group - Cash Compensation with Maximum Bonus Levels
	50th Percentile	75th Percentile	90th Percentile

Highest Paid	$694,000	$845,200	$1,039,100
Second Highest Paid	354,800	448,100	576,900
Third Highest Paid	314,200	370,900	419,300

The following table provides the base salary and total compensation received by the chief executive officers of the larger peer group companies reviewed solely for considering Mr. Kitagawa’s compensation.

Average	Salary	Total Compensation

25th Percentile	$859,000	$3,243,000
50th Percentile	1,010,000	3,320,000
75th Percentile	1,149,000	3,474,000

The following table provides the total compensation received by Messrs. Kitagawa, Hirata, and Nakatsuka during 2011 (calculated by McLagan as 2011 salary, bonus/cash incentive for 2010, all other compensation for 2010, and retirement benefits for 2010), assuming the receipt in 2011 of 20% of equity awards made in 2010 and assuming the receipt of no equity awards.

Officer	Total Compensation Based Upon Payments of
	No Equity Awards	20% of Equity Awards

Allan S. Kitagawa	$2,556,300	$3,405,300
Vernon Hirata	824,800	1,403,500
Ralph Y. Nakatsuka	785,400	1,305,300

The following table provides the total cash compensation received by Messrs. Kitagawa, Hirata, and Nakatsuka that could be earned for 2011, assuming the receipt of cash bonuses at the target and maximum levels, as described below under “—Annual Incentive Compensation Under Our Executive Incentive Compensation Plan.”

Officer	Total Cash Compensation Based Upon Payments of
	Target Cash Bonuses	Maximum Cash Bonuses

Allan S. Kitagawa	$1,251,500	$1,668,700
Vernon Hirata	441,000	587,900
Ralph Y. Nakatsuka	441,000	587,900

In reviewing the reasonableness of the potential compensation for our officers for 2011 compared to the aged compensation of the peer group, the Compensation Committee considered that the peer group information was not further adjusted to reflect regular salary increases, inflation, or other adjustments that would have increased the peer group compensation during this period. Additionally, in reviewing the reasonableness of the compensation for Mr. Kitagawa, the Compensation Committee considered non-formula criteria discussed under “—Base Salary.” For a discussion of the determination of the individual components, see “—Base Salary,” “—Annual Incentive Compensation Under Our Executive Incentive Compensation Plan,” “—Long Term Equity-Based Incentive Compensation,” “Pension Benefits—Supplemental Executive Retirement Agreements,” “Pension Benefits—Pension Plan,” and “Retirement Plans and Other Benefits—Perquisites.”

Base Salary. Base salary is the primary source of compensation for services performed during the year for all employees. Base salary ranges for named executive officers are determined based on the executive’s position and performance and, for Messrs. Kitagawa, Hirata, and Nakatsuka, compensation levels paid by our peers to executives in similar positions.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•	market data for peer institutions, direct competitors, and publicly held businesses located in Hawaii;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	qualifications and experience of the executive; and

•	our financial condition and results of operations, including the tax and accounting impact of particular forms of compensation.

Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.

For 2011, McLagan provided peer group information with respect to the three highest paid officers of the peer group companies. Base salaries for each of the 50th, 75th, and 90th percentiles were as follows:

Officer	Base Salary Compensation
	50th Percentile	75th Percentile	90th Percentile

Highest Paid	$421,500	$489,300	$618,000
Second Highest Paid	238,500	300,200	316,200
Third Highest Paid	206,000	261,400	272,000

Total	$866,000	$1,050,900	$1,206,200

Base salaries established for Messrs. Kitagawa, Hirata, and Nakatsuka for 2011 were $834,353, $293,970, and $293,970, respectively. Mr. Kitagawa’s base salary significantly exceeds the 90th percentile of base salaries set forth above for the highest paid officer of the peer group companies. The Compensation Committee’s determination to pay this level of base salary, as well as the overall level of compensation, was based upon non-formula criteria, including Mr. Kitagawa’s considerable experience in the banking industry and his contribution to Territorial Savings Bank as Chairman of the Board and Chief Executive Officer over the course of more than 20 years. In addition, Mr. Kitagawa’s base salary was below the 25th percentile of base salaries set forth above for the chief executive officers of the larger peer group companies. As noted above, Territorial Bancorp’s performance measures compare very favorably with those of this larger company peer group. Mr. Hirata’s base salary was near the 75th percentile of base salaries set forth above for the second highest paid officer of the peer group companies, and reflects his considerable experience in the banking industry and his contribution to Territorial Savings Bank over the course of more than 20 years. Mr. Nakatsuka’s base salary was established at the same level as Mr. Hirata’s base salary, reflecting Mr. Nakatsuka’s position with Territorial Savings Bank as well as his considerable experience in the banking industry. The Compensation Committee also took into account that our stock price has appreciated 100% since our initial public offering, compared to a decrease of 22% for all U.S. thrift institutions and their holding companies during that period, and the fact that other financial institutions in Hawaii have seen great turnover in their senior leadership positions during Messrs. Kitagawa’s and Hirata’s tenures with us. Some of that turnover was due to operational difficulties and some was due to our growth and profitability as a competitor for those institutions. Moreover, during their tenure, our senior leadership team transformed Territorial Savings Bank from a negative net worth mutually-owned organization into the solid, publicly traded financial institution that we are today.

Annual Incentive Compensation Under Our Executive Incentive Compensation Plan. Messrs. Kitagawa, Hirata and Nakatsuka are eligible to receive an annual cash bonus under our Executive Incentive Compensation Plan. Messrs. Miyamoto and Lau do not participate in the Executive Incentive Compensation Plan. The amount of the bonuses paid for 2011 under the Executive Incentive Compensation Plan is included in the Summary Compensation Table in the column labeled “Non-Equity Incentive Plan Compensation.” For 2011, under the Executive Incentive Compensation Plan, the amount of the incentive cash bonus could range from 0% to 100% of an executive’s salary, based on the following three components:

•	an award of up to 35% of the executive’s salary amount based on a return on assets target;

•	an award of up to 21% of an executive’s salary based on nonfinancial goals for each year; and

•	an award of up to 44% of an executive’s salary based on our long-term performance.

The target and maximum bonus opportunities are established so that the total compensation package for Messrs. Kitagawa, Hirata, and Nakatsuka described above under “—Elements of Executive Compensation” may fall between the 50th and 75th percentiles of total compensation for our peer group, such that satisfying target performance goals would generally result in total compensation of approximately the 50th percentile of peer group total compensation, while superior performance would generally result in total compensation of approximately the 75th percentile of peer group total compensation. No changes are expected for 2012.

For 2011, the short-term return on assets target was established at the 50th percentile of Territorial Savings Bank’s previous peer groups, as follows:

•

a “coast” peer group, that consists of banks that are located on either the East or West Coast of the continental United States (consisting of 13 institutions, which are a subset of the OTS peer group, described below),

•

a “loan composition” peer group, comprised of financial institutions that have the highest concentration of loans secured by residential real estate and consumer loans (consisting of 12 institutions, which are a subset of the OTS peer group, described below), and

•	an “Office of Thrift Supervision” (“OTS”) peer group that consists of 20 organizations.

The coast peer group consisted of the following institutions:

Boston Private Financial Holdings, Inc.	OceanFirst Financial Corp.
Brookline Bancorp, Inc.	Provident Financial Holdings, Inc.
Charter Financial Corporation (MHC)	Provident New York Bancorp
Dime Community Bancshares, Inc.	TrustCo Bank Corp NY
First Financial Holdings, Inc.	United Financial Bancorp, Inc.
Flushing Financial Corporation	WSFS Financial Corporation
Kearny Financial Corp. (MHC)

The loan composition peer group consisted of the following institutions:

Bank Mutual Corporation	OceanFirst Financial Corp.
Boston Private Financial Holdings, Inc.	Provident Financial Holdings, Inc.
Brookline Bancorp, Inc.	Provident New York Bancorp
Charter Financial Corporation (MHC)	Pulaski Financial Corp.
First Financial Holdings, Inc.	TrustCo Bank Corp. NY
Kearny Financial Corp. (MHC)	United Financial Bancorp, Inc.

The Office of Thrift Supervision peer group consisted of the following institutions:

Anchor BanCorp Wisconsin Inc.	HMN Financial, Inc.
Bank Mutual Corporation	Kearny Financial Corp. (MHC)
Boston Private Financial Holdings, Inc.	NASB Financial, Inc.
Brookline Bancorp, Inc.	OceanFirst Financial Corp.
CFS Bancorp, Inc.	Provident Financial Holdings, Inc.
Charter Financial Corporation (MHC)	Provident New York Bancorp
Dime Community Bancshares, Inc.	Pulaski Financial Corp.
First Defiance Financial Corp.	TrustCo Bank Corp NY
First Financial Holdings, Inc.	United Financial Bancorp, Inc.
Flushing Financial Corporation	WSFS Financial Corporation

Operating results for the peer groups were calculated at a holding company consolidated level. McLagan provided peer group information that was published in earnings releases and other publicly available information as of February 17, 2012. Performance goals are calculated at a threshold, target, and maximum achievement level. No award is paid if actual results are below the threshold level. For 2011, the Compensation Committee reviewed peer group information weighted as follows: coast peer group - 40%, loan composition peer group - 30%, and OTS peer group - 30%.

These weightings resulted in the following performance ranges:

Performance Measure	Threshold	Target	Maximum

Return on Assets	0.56%	0.66%	0.76%

Territorial Bancorp Inc.’s consolidated return on assets for the year ended December 31, 2011, was 0.86%. Therefore, our Compensation Committee awarded $292,024, $102,889, and $102,889 to Messrs. Kitagawa, Hirata, and Nakatsuka, respectively. These amounts represent the maximum amount payable for this portion of the bonus (35% of base salary for Messrs. Kitagawa, Hirata, and Nakatsuka, respectively).

In 2010, Territorial Savings Bank also paid the maximum bonus to Messrs. Kitagawa, Hirata, and Nakatsuka under this portion of the Executive Incentive Compensation Plan, which was 35% of their 2010 base salary.

For 2012, the short-term goal consists of achieving a return on assets with a target equal to the 50th percentile of Territorial Savings Bank’s new peer group for the year ending December 31, 2012, and includes performance goals at a threshold, target and maximum achievement level.

For 2011, Messrs. Kitagawa, Hirata, and Nakatsuka were eligible to earn a bonus up to 21% of base salary by meeting each of the following nonfinancial goals (with a maximum bonus of 7.0% of salary for meeting each of the following goals):

•

creating an action plan based on the McLagan sound incentive compensation review, which plan is subject to Board or Compensation Committee approval, and implementing those items that are identified under the plan to be implemented in 2011. For 2011, those items were documenting the discretionary bonus guidelines/programs for both middle and senior management, and providing a claw back component for loan incentive commissions for deficient credit quality or when the loan is sold and subsequently repurchased due to some credit quality issue;

•

creating an action plan based on the 2010 KPMG fraud risk assessment, which plan is subject to Board or Audit Committee approval, and implementing those items that are identified to be implemented in 2011; and

•	creating an action plan to implement the SAFE Act, which requires registration of all mortgage loan originators, which plan is subject to Board or Compensation Committee approval.

The Compensation Committee determined that each of these goals was met. Based on this performance, our Compensation Committee awarded $175,214, $61,734, and $61,734 to Messrs. Kitagawa, Hirata, and Nakatsuka, respectively. These amounts represent the maximum amount payable for this portion of the bonus (21% of base salary for Messrs. Kitagawa, Hirata, and Nakatsuka, respectively).

In 2010, Territorial Savings Bank also paid the maximum bonus to Messrs. Kitagawa, Hirata, and Nakatsuka under this portion of the Executive Incentive Compensation Plan, which was 21% of their 2010 base salary.

For 2012, nonfinancial goals will consist of: continuing implementation of the sound incentive compensation review, developing a savings account for targeted customers, and developing a call program for targeted borrowers, with at least two of these goals needing to be completed in 2012.

For 2011, the long-term goal consisted of achieving a three-year average return on assets with a target equal to the 50th percentile of Territorial Savings Bank’s former peer group over the same three-year period, and includes performance goals at a threshold, target, and maximum achievement level. No award is paid if actual results are below the threshold level. Threshold, target, and maximum achievement levels are based upon peer group information, and the peer groups were weighted in the same manner as described above for determining return on assets and return on equity targets, which resulted in the following range:

Performance Measure	Threshold	Target	Maximum

Return on Assets	0.49%	0.57%	0.66%

Territorial Savings Bank’s three-year average return on assets for 2009, 2010, and 2011 was 0.80%. Based on this performance, which exceeded the maximum target for 2011, our Compensation Committee awarded $367,115, $129,347, and $129,347 to Messrs. Kitagawa, Hirata, and Nakatsuka, respectively. These amounts represent the maximum amount payable for this portion of the bonus (44% of base salary for Messrs. Kitagawa, Hirata, and Nakatsuka, respectively).

In 2010, Territorial Savings Bank also paid the maximum bonus to Messrs. Kitagawa, Hirata, and Nakatsuka under this portion of the Executive Incentive Compensation Plan, which was 44% of their 2010 base salary.

The Compensation Committee has determined that the terms of the Executive Incentive Compensation Plan are appropriate in comparison to the maximum opportunity for bonuses paid to employees with the same position at comparable organizations, as reported in publicly available salary surveys, as well as in the 2012 McLagan survey that was specifically prepared for us. The Compensation Committee also considered the overall market for executive officer level positions at publicly held businesses located in Hawaii. Cash bonuses paid under the Executive Incentive Compensation Plan are approved by the Compensation Committee.

For 2012, the long-term goal consists of achieving a three-year average return on assets with a target equal to the 50th percentile of Territorial Savings Bank’s new peer group over the same three-year period, and includes performance goals at a threshold, target, and maximum achievement level.

Discretionary Cash Bonuses. Messrs. Miyamoto and Lau are eligible to receive an annual cash bonus, the amount of which is discretionary. Messrs. Kitagawa, Hirata, and Nakatsuka do not receive any discretionary cash bonuses. The amount of the bonuses paid for 2011 to Messrs. Miyamoto and Lau are included in the Summary Compensation Table in the column labeled “Bonus.” These discretionary cash bonuses are recommended by the President and Chief Executive Officer and approved by the Compensation Committee. For 2011, the President and Chief Executive Officer’s recommendation was based on our achieving at least the target return on assets performance measure described in the Executive Incentive Compensation Plan, as well as the subjective consideration of each of the senior executive’s contribution. The award for each officer for 2011 was 30% of his or her base salary.

Long-Term Equity-Based Incentive Compensation. At our 2010 annual meeting, we adopted, and our stockholders approved, the Territorial Bancorp Inc. 2010 Equity Incentive Plan (“Equity Incentive Plan”). Under the Equity Incentive Plan, subject to individual grant limitations, the Compensation Committee may make grants of restricted stock awards and stock option awards to employees and directors. Grants become vested in accordance with the vesting schedule determined by the Compensation Committee. In general, awards become fully vested upon death, disability, or change in control (as defined in the plan). Generally, even if the awards are unvested, dividends are paid on restricted stock awards and restricted stock awards are entitled to vote. Stock options are generally granted at fair market value on the date of grant and are intended, to the extent permissible under applicable law, to be incentive stock options. In general, the Board of Directors may amend or terminate the Equity Incentive Plan or any award, except that consent of the affected individual is required if the amendment adversely impairs his or her rights under an outstanding award. However, the Board may not amend the Equity Incentive Plan to allow repricing, materially increase the number of shares that may be issued under the Plan, materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the Plan, without approval of stockholders. The term of the Equity Incentive Plan is ten years.

The Compensation Committee made grants in 2010 under the Equity Incentive Plan, which vest at one-sixth per year beginning one year from the date of grant. The 2010 grants provide that the grants do not automatically vest upon retirement. Rather, taking into account that some of our senior executives and directors are close to what many people might consider retirement age, and that their long tenure and expertise are very valuable, unique resources that we may wish to continue to rely upon after their retirement, the grants provide that if the individual is asked by us to continue to serve as a consultant following termination of service (including termination of service due to retirement), vesting credit will continue to be earned during the post-termination period of service. Structuring the vesting schedule in this manner has the added benefit of avoiding an immediate financial statement expense, which we otherwise would have occurred if the grants had provided for accelerated vesting upon retirement. In addition, for all of the 2010 grants, 50% of each award (net of taxes) must be retained by the grantee until termination of employment. The long vesting period, no automatic vesting upon retirement, and the mandatory holding requirement for 50% of each award, are all intended to ensure that the grants are viewed as long-term incentive compensation. The Compensation Committee believes that these conditions also mitigate against inappropriate risk-taking behavior by the grantee by ensuring that the grantee’s individual business decisions that are made during the course of the grantee’s service with us do not have the effect of maximizing short-term share value, which, in turn, could inappropriately increase the grantee’s short-term compensation from us.

No grants were made in 2011 under our Equity Incentive Plan.

Employment Agreements. We maintain employment agreements with Messrs. Kitagawa, Hirata and Nakatsuka, which provide severance payments in the event of involuntary or good reason termination of employment or termination following a change in control. The rationale for providing these payments is to provide security for our key executives and stability among our senior management team. For a discussion of these agreements and the payments that would be received by the named executive officers under certain scenarios with respect to those agreements, see “—Executive Officer Compensation—Employment Agreements” below.

Perquisites. We offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance. We provide individual coverage to employees, with the employee being responsible for a portion of the premium. Our named executive officers are provided with an automobile or automobile allowance, life insurance, long-term care insurance, and long-term disability insurance. In addition, for some of our named executive officers (Messrs. Kitagawa, Hirata, and Nakatsuka) we pay club dues and provide cellular phone reimbursement, spousal travel, and up to $5,000 in annual personal tax and financial planning assistance (up to $6,000 for Mr. Kitagawa). The Compensation Committee believes these benefits are appropriate and assist these officers in fulfilling their employment obligations.

Retirement Plans and Other Benefits

401(k) Plan. We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through our 401(k) plan. All employees who meet the age and service requirements may participate in the 401(k) plan on a nondiscriminatory basis. We provide a 401(k) match equal to at least 5% of a participant’s salary deferral and we may exercise our discretion to increase the amount of the match.

Employee Stock Ownership Plan. In connection with our stock offering, we implemented an employee stock ownership plan (“ESOP”), using the proceeds of a loan from Territorial Bancorp Inc. to purchase Territorial Bancorp Inc. common stock pursuant to applicable regulatory guidelines. The ESOP provides our employees with additional retirement savings in the form of our common stock and encourages employee ownership in Territorial Bancorp Inc. See “—Executive Officer Compensation—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan” for further description of the terms of the ESOP.

Supplemental Employee Stock Ownership Plan. Territorial Savings Bank adopted the Supplemental Employee Stock Ownership Plan (“Supplemental ESOP”) effective January 1, 2009, to provide certain executives with benefits that they would otherwise be entitled to under the tax-qualified employee stock ownership plan, but for limitations imposed by the Internal Revenue Code. See “Nonqualified Deferred Compensation Plans—Supplemental Employee Stock Ownership Plan” for further information about the Supplemental ESOP.

Supplemental Executive Retirement Agreement. We provide supplemental executive retirement benefits for Messrs. Kitagawa, Hirata, and Nakatsuka. We provide these retirement benefits in order to remain competitive and to attract and retain these executive officers. See “Pension Benefits—Supplemental Executive Retirement Agreements” for further description of the terms of the agreements.

Pension Plan. In 2008, we froze our tax-qualified defined benefit plan such that no further benefit accruals will be earned after December 31, 2008; however, participants will continue to earn vesting credit. We made this change because many of our peer banks have also frozen or terminated their defined benefit pension plans, and we have found that a 401(k) plan and ESOP are more attractive retirement vehicles in recruiting and retaining employees.

Tax and Accounting Implications. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. To the extent practicable, it is our intent to structure our compensation programs in a tax efficient manner. For example, stock option awards granted under the Equity Incentive Plan are intended to qualify as “performance-based compensation” for purposes of the exception to the $1 million deduction limit on compensation for our named executive officers (other than our chief financial officer) under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, time-vested restricted stock awards granted under the Equity Incentive Plan generally would not qualify for the performance-based exception under Internal Revenue Code Section 162(m). This year, we are asking stockholders to approve a new annual cash incentive plan that would allow us to deduct additional “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Review of Risk Related to Compensation Policies and Procedures. The Compensation Committee of the Board of Directors is responsible for the oversight of employee compensation policies and procedures, including the determination of whether any material risk is imposed on Territorial Bancorp Inc. from our compensation policies and procedures. The Compensation Committee has reviewed our compensation policies and procedures, including those related to the payment of commissions and bonuses, and believes that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Territorial Bancorp Inc. and Territorial Savings Bank.

Say-on-Pay.

In accordance with the rules of the Securities and Exchange Commission, at our 2011 Annual Meeting of Stockholders, we held the following votes with respect to the compensation of our Named Executive Officers: (i) an advisory, nonbinding vote to approve the compensation of our Named Executive Officers as described in the proxy statement (commonly referred to as a “Say-on-Pay Vote”), which vote received an overwhelming majority of the votes cast in favor of the proposal; and (ii), an advisory, nonbinding vote on the frequency of the Say-on-Pay Vote in the future (the “Frequency Vote”). At our 2011 annual meeting of stockholders, our stockholders recommended that we hold a Say-on-Pay Vote on an annual basis. Our Compensation Committee considered the recommendations of the stockholders at our 2011 Annual Meeting of Stockholders in reviewing our executive compensation policies and decisions and in determining the frequency of future Say-on-Pay Votes, and has determined (i) no revisions were needed to our executive officer compensation programs based upon the stockholder recommendation and (ii) to include the Say-on-Pay Vote in our proxy materials for each annual meeting of stockholders until the next Frequency Vote, which will occur no later than our 2017 annual meeting of stockholders.

Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our named executive officers for the years ended December 31, 2011, 2010, and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)

Allan S. Kitagawa Chairman of the Board, President, and Chief Executive Officer	2011	834,353	—	—	—	834,353	419,274	244,319	(6)	2,332,299
	2010	817,993	—	3,196,115	1,048,838	817,993	756,221	151,426		6,788,586
	2009	801,954	—	—	—	561,368	698,166	149,390		2,210,878

Melvin M. Miyamoto Senior Vice President and Treasurer (principal financial officer)	2011	135,469	40,641	—	—	—	50,425	41,892	(7)	268,427
	2010	132,812	39,844	255,695	99,416	—	31,796	36,810		596,373
	2009	130,208	45,572	—	—	—	15,844	35,547		227,171

Vernon Hirata Vice Chairman, Co-Chief Operating Officer, General Counsel, and Corporate Secretary	2011	293,970	—	—	—	293,970	199,171	134,983	(8)	922,094
	2010	288,206	—	2,109,448	783,806	288,206	167,839	75,359		3,712,864
	2009	282,555	—	—	—	197,789	130,605	68,030		678,979

Ralph Y. Nakatsuka Vice Chairman and Co-Chief Operating Officer	2011	293,970	—	—	—	293,970	142,579	122,912	(9)	853,431
	2010	288,206	—	1,853,753	745,616	288,206	135,709	68,636		3,380,126
	2009	282,555	—	—	—	197,789	122,648	62,623		665,615

Richard K.C. Lau Senior Vice President and Chief Lending Officer	2011	158,948	47,684	—	—	—	104,663	48,799	(10)	360,094
	2010	155,832	46,749	255,695	99,416	—	80,900	42,291		680,883
	2009	152,776	45,832	—	—	—	48,786	42,352		289,746

(footnotes begin on following page)

(footnotes from previous page)

(1)	The amounts in this column represent discretionary cash bonuses.
(2)	Reflects the aggregate grant date fair value of shares of restricted stock. The assumptions used in the valuation of these awards are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.
(3)	Reflects the aggregate grant date fair value of option awards. The assumptions used in the valuation of these awards are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.
(4)	The amounts in this column represent the dollar value of the cash bonus incentives earned under the Executive Incentive Compensation Plan.
(5)	For 2011, the amounts in this column for Mr. Kitagawa represent a change in value of $124,445 for the pension plan, $294,829 for the supplemental executive retirement agreement, and $0 for above-market earnings (defined for these purposes as the difference between 7%, which is the annual amount of interest paid on the deferred account balances, and 3.37%, which is 120% of the applicable federal long-term rate for December 2011);, for Mr. Miyamoto a change in value of $50,425 for the pension plan; for Mr. Hirata a change in value of $80,430 for the pension plan, $106,355 for the supplemental executive retirement agreement, and $12,386 for above-market earnings; for Mr. Nakatsuka a change in value of $2,827 for the pension plan, $139,752 for the supplemental executive retirement agreement, and $0 for above-market earnings; and for Mr. Lau a change in value of $104,663 for the pension plan.
(6)	Includes $839 for 401(k) plan matching contributions, $1,534 for long-term care premiums, $5,033 for health insurance premiums, $1,323 for long-term disability insurance premiums, $491 for basic life insurance premiums, $2,818 for personal use of company automobile, $10,459 for club dues and fees, $2,147 for cell phone reimbursement, $21,870 for ESOP allocations, $130,612 for non-qualified supplemental ESOP allocations, $59,835 for cash dividends paid on unvested shares of restricted stock, $3,657 for life insurance, and $3,701 for spousal travel.
(7)	Includes $839 for 401(k) plan matching contributions, $773 for long-term care premiums, $3,567 for health insurance premiums, $662 for long-term disability insurance premiums, $530 for basic life insurance premiums, $7,200 for automobile allowance, $3,600 for parking, $19,160 for ESOP allocations, $774 for life insurance, and $4,787 for cash dividends paid on unvested shares of restricted stock.
(8)	Includes $839 for 401(k) plan matching contributions, $1,195 for long-term care premiums, $5,033 for health insurance premiums, $1,323 for long-term disability insurance premiums, $755 for basic life insurance premiums, $9,781 for personal use of company automobile, $1,953 for club dues and fees, $1,145 for cell phone reimbursement, $21,870 for ESOP allocations, $49,245 for non-qualified supplemental ESOP allocations, $39,491 for cash dividends paid on unvested shares of restricted stock, $566 for life insurance, and $1,787 for spousal travel.
(9)	Includes $839 for 401(k) plan matching contributions, $1,231 for long-term care premiums, $7,530 for health insurance premiums, $1,323 for long-term disability insurance premiums, $755 for basic life insurance premiums, $2,219 for personal use of company automobile, $3,122 for club dues and fees, $795 for cell phone reimbursement, $21,870 for ESOP allocations, $45,439 for non-qualified supplemental ESOP allocations, $34,704 for cash dividends paid on unvested shares of restricted stock, $1,080 for life insurance, and $2,005 for spousal travel.
(10)	Includes $839 for 401(k) plan matching contributions, $1,186 for long-term care premiums, $5,033 for health insurance premiums, $776 for long-term disability insurance premiums, $404 for basic life insurance premiums, $7,200 for automobile allowance, $4,500 for parking, $1,882 for club dues and fees, $20,630 for ESOP allocations, $1,562 for life insurance, and $4,787 for cash dividends paid on unvested shares of restricted stock.

Amounts included in the “Stock Awards” and “Option Awards” columns for the year ended December 31, 2010, represent grants under our 2010 Equity Incentive Plan. Despite the fact that these grants vest at a rate of one-sixth per year beginning August 19, 2011, and despite the fact that the annual financial statement expense that we are required to recognize for these grants is approximately one-sixth of the amount shown in the Summary Compensation Table, Securities and Exchange Commission regulations require that we report the full grant date fair value of shares of restricted stock and stock options in the year in which such grants are made. Thus, in the normal course, we expect that we will only be required to recognize one-sixth of the amount shown in the Summary Compensation Table on our financial statements for each year from 2010 through 2016, when the awards become fully vested. Because none of the restricted stock grantees made an election to accelerate tax recognition under Section 83(b) of the Internal Revenue Code, the restricted stock grants are not recognized as income to the grantees until the award vests. Therefore, for the year ended December 31, 2010, despite the amount reported in the Summary Compensation Table above, with the exception of dividends received on unvested restricted stock, which is included in the “All Other Compensation” column, the economic value of compensation related to shares of restricted stock reported to the Internal Revenue Service on the 2010 Forms W-2 for income tax purposes for Messrs. Kitagawa, Miyamoto, Hirata, Nakatsuka, and Lau was $0. Stock option grants are also not treated as taxable income in the year of grant, so for the year ended December 31, 2010, despite the amount reported in the

Summary Compensation Table above, the economic value of compensation related to the award of stock options reported to the Internal Revenue Service on the 2010 Forms W-2 for income tax purposes for Messrs. Kitagawa, Miyamoto, Hirata, Nakatsuka, and Lau was $0.

Plan-Based Awards. The following table sets forth for the year ended December 31, 2011 certain information as to grants of plan-based awards for the named executive officers. There were no equity awards made for the year ended December 31, 2011.

Grants Of Plan-Based Awards For The Year Ended December 31, 2011
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Allan S. Kitagawa	—	—	417,177	834,353

Melvin M. Miyamoto	—	—	—	—

Vernon Hirata	—	—	146,985	293,970

Ralph Y. Nakatsuka	—	—	146,985	293,970

Richard K.C. Lau	—	—	—	—

(1)	On an annual basis, Messrs. Kitagawa, Hirata, and Nakatsuka are eligible to receive incentive cash bonuses under the Executive Incentive Compensation Plan. Mr. Miyamoto and Mr. Lau do not participate in the plan.

For the year ended December 31, 2011, cash payments under our Executive Incentive Compensation Plan were paid in March 2012 in the amounts listed in the “Summary Compensation Table.” For a discussion of this plan, see “Compensation Discussion and Analysis—Cash Bonuses Under Our Executive Incentive Compensation Plan” and “Executive Officer Compensation—Executive Incentive Compensation Plan.”

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2011 for the Named Executive Officers.

Outstanding Equity Awards At December 31, 2011
Name	Option Awards				Stock Awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#) (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Allan S. Kitagawa	34,329	171,650	17.36	08/19/2021	153,424	3,030,124
Melvin M. Miyamoto	3,254	16,270	17.36	08/19/2021	12,275	242,431
Vernon Hirata	25,655	128,275	17.36	08/19/2021	101,260	1,999,885
Ralph Y. Nakatsuka	24,405	122,025	17.36	08/19/2021	88,986	1,757,474
Richard K.C. Lau	3,254	16,270	17.36	08/19/2021	12,275	242,431

(1)	Options and shares of restricted stock vest one-sixth per year beginning August 19, 2011.
(2)	The closing price of our stock on December 30, 2011, was $19.75 per share.

Option Exercises and Stock Vested. The following table sets forth information with respect to option exercises and stock that vested during the year ended December 31, 2011 for the Named Executive Officers.

Option Exercises And Stock Vested For The Year Ended December 31, 2011
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Allan S. Kitagawa	—	—	30,684	592,815
Melvin M. Miyamoto	—	—	2,454	47,411
Vernon Hirata	—	—	20,252	391,269
Ralph Y. Nakatsuka	—	—	17,797	343,838
Richard K.C. Lau	—	—	2,454	47,411

(1)	Based on the $19.32 per share trading price of our common stock on August 19, 2011.

Equity awards set forth in the tables above were granted pursuant to the Territorial Bancorp Inc. 2010 Equity Incentive Plan on August 19, 2010. All of the awards vest at a rate of one-sixth per year beginning August 19, 2011. Awards become fully vested upon death, disability, or change in control (as defined in the plan), but do not automatically vest upon retirement. Awards may continue to vest if the named executive officer continues to provide post-retirement consulting services, at our request. We may request such services when the named executive officer retires, because, among other reasons, we may believe that the individual’s tenure with us and expertise may be a valuable and unique resource that we may wish to continue to rely upon after the named executive officer’s retirement in order to maintain our stability, growth, and success. Structuring the vesting schedule in this manner avoids an immediate financial statement expense, which we otherwise may have incurred if certain grants had provided for accelerated vesting upon retirement, due to the fact that some of our named executive officers are close to what many people might consider normal retirement age. In addition, for all of the 2010 grants, 50% of each award (net of taxes) must be retained by the grantee until termination of employment. The long vesting period, no automatic vesting upon retirement, and the mandatory holding requirement for 50% of each award, are all intended to ensure that the grants are viewed as long-term incentive compensation. Stock option grants are intended to be incentive stock options to the extent permissible under applicable law. Stock options are generally exercisable for three months after termination of employment and for one year following death or disability. Restricted stock granted pursuant to a restricted stock award is entitled to vote and to receive dividends, even while the award is unvested. The rate of dividends paid on shares of restricted stock is not preferential. For the year ended December 31, 2010, the aggregate grant date fair value of grants of restricted stock and stock options in the table above are also included in the amounts listed in the “Summary Compensation Table.” For a discussion of this Plan, see “Compensation Discussion and Analysis—Long Term Equity-Based Incentive Compensation.”

Employment Agreements. Territorial Savings Bank has entered into separate employment agreements with Messrs. Kitagawa, Hirata, and Nakatsuka (referred to below as the “executives” or “executive”). Territorial Bancorp Inc. has entered into separate employment agreements with each executive, which have essentially identical provisions as the Territorial Savings Bank agreements, except that the employment agreements will provide that Territorial Bancorp Inc. will make any payments not made by Territorial Savings Bank under its agreements with the executives and that the executives will not receive any duplicate payments. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering.

The employment agreements each provide for three-year terms, subject to annual renewal by the Board of Directors for an additional year beyond the then-current expiration date. The 2011 base salaries under the employment agreements are $834,353 for Mr. Kitagawa, $293,970 for Mr. Hirata, and $293,970 for Mr. Nakatsuka. The agreements also provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.

Upon termination of an executive’s employment for cause, as defined in each of the agreements, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than for cause or if the executive terminates voluntarily under specified circumstances that constitute constructive termination, the executive will receive an amount equal to the base salary and cash bonus and employer contributions to benefit plans that would have been payable for the remaining term of the agreement. We will also continue to pay for each executive’s life, health, and dental coverage for up to three years, with the executive responsible for his share of the employee premium.

If the executive terminates employment for any reason other than for cause within 12 months following a change in control, the executive will receive the greater of (a) the amount he would have received if we terminated the executive for a reason other than for cause or if the executive voluntarily terminated under specified circumstances that constitute constructive termination (as described in the immediately preceding paragraph), or (b) three times his prior five-year average of taxable compensation less one dollar. We will also continue to pay for each executive’s life, health, and dental coverage for up to three years, with the executive responsible for his share of the employee premium.

Upon termination of employment (other than a termination in connection with a change in control), each executive will be required to adhere to a one-year noncompetition provision. The executive will be required to release us from any and all claims in order to receive any payments and benefits under his agreement. We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding, or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.

Separation Pay Plan. The Territorial Savings Bank Separation Pay Plan provides severance benefits to eligible employees whose employment is involuntarily terminated within 24 months after a change in control of Territorial Bancorp Inc. All regular employees who do not receive severance pay under an employment or change in control agreement are participants in this plan. Terminated employees will receive a severance payment of one month of base compensation for each year of service, up to a maximum of 24 months of base compensation, and employees who are at the level of Senior Vice President or above will receive a minimum severance payment of 12 months of base compensation. In addition, terminated employees who are at the level of Senior Vice President and above will also be eligible to continue to participate in our health insurance plan for up to one year, with the employee responsible for his share of the employee premium.

Executive Incentive Compensation Plan. Territorial Savings Bank maintains the Executive Incentive Compensation Plan (the “EICP”). Messrs. Kitagawa, Hirata, and Nakatsuka are currently the only participants in the EICP. For further information, see “Compensation Discussion and Analysis—Cash Bonuses Under Our Executive Incentive Compensation Plan.”

Pension Benefits

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under our pension plan, along with the number of years of credited service, and for Messrs. Kitagawa, Hirata, and Nakatsuka, the value of their benefits in each of their supplemental executive retirement agreements.

Pension Benefits at and for the Year Ended December 31, 2011
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)($)	Payments During Last Fiscal Year ($)

Allan S. Kitagawa	Pension Plan Supplemental Executive Retirement Agreement	21 N/A	874,773 6,349,107	$	— —

Melvin M. Miyamoto	Pension Plan	23	288,804		—

Vernon Hirata	Pension Plan Supplemental Executive Retirement Agreement	21 N/A	480,125 835,341		— —

Ralph Y. Nakatsuka	Pension Plan Supplemental Executive Retirement Agreement	1 N/A	14,989 505,468		— —

Richard K.C. Lau	Pension Plan	24	732,429		—

(1)	Present value of accumulated benefits under the pension plan and the supplemental executive retirement agreement as of December 31, 2011, determined using interest rate and mortality rate assumptions consistent with those used for our financial reporting purposes, assuming that the executive’s normal retirement age is his retirement date. The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit are set forth in the footnotes to the consolidated financial statements.

Pension Plan. Territorial Savings Bank sponsors the Territorial Savings Bank Employee Retirement Plan, a defined benefit pension plan that covers substantially all of our employees. Employees become eligible for participation in the pension plan on the first day of the calendar month on or after completing one year of service and attaining age 21. Effective December 31, 2008, the pension plan was frozen, such that no further benefit accruals will be earned after that date; however, participants will continue to earn vesting credit.

Participants in the pension plan become fully vested in their retirement benefits upon completion of five years of service. They also become 100% vested upon attaining age 65 or upon death. A participant who terminates employment on or after reaching age 65 is entitled to the full retirement benefit. A participant’s normal retirement benefit is generally based on a formula that takes into account the amount credited under the pension plan for service before January 1, 1984, and the amount credited under the pension plan for service from 1984 to 1998 and the amount credited from 1998 to 2008, as well as salary and certain other compensation. The plan does not grant additional years of service for any purpose.

The pension plan permits early retirement at age 55. Participants who retire after age 65 will be entitled to the full amount of their benefit, generally calculated through their late retirement date. Eligible participants who elect an early retirement benefit will receive a reduced normal retirement benefit. As of December 31, 2011, Messrs. Hirata, Nakatsuka, and Miyamoto were each eligible for early retirement, and Messrs. Kitagawa and Lau were each eligible for normal retirement.

The normal form of retirement for participants who are not married is a single life annuity. The normal form of retirement benefit for participants who are married is a 50% joint and survivor annuity. Other optional forms of benefit are available, such as an early retirement benefit, and all optional forms of benefit are the actuarial equivalent of the normal form (e.g., a participant does not receive more or less by selecting an optional form of benefit). In the event of the participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary in writing. In the event of death any time after a participant is vested or eligible for a pension benefit, provided the participant has been married for at least one year and provided that benefits have not commenced at the time of death, the participant’s spouse may either receive the full benefit when the participant would have reached age 65 or receive a reduced benefit anytime after the deceased participant would have attained age 55.

For the 2011 plan year, we made a contribution of $1.6 million to the pension plan.

Supplemental Executive Retirement Agreements. We provide supplemental executive retirement benefits to each of Messrs. Kitagawa, Hirata, and Nakatsuka. Under Mr. Kitagawa’s agreement, he is entitled to receive an amount equal to the present value of $600,000 per year for 15 years payable in a lump sum on the first day of the month upon retirement after attaining age 66. Under the agreements with Messrs. Hirata and Nakatsuka, each executive will receive an annual benefit upon retirement after age 66 equal to 65% of the average of his compensation for the three years immediately preceding his termination of employment reduced by the sum of the benefits payable under the pension plan and Social Security benefits. Mr. Hirata’s benefits will be paid in monthly installments for 15 years and Mr. Nakatsuka will receive a lump sum equal to the present value of installments over 15 years.

Each executive may also retire early, before attaining age 66, and receive a reduced benefit. Mr. Kitagawa will receive the amount accrued for accounting purposes as of the end of the calendar year before his termination of employment, payable in a lump sum. Messrs. Hirata’s and Nakatsuka’s benefits are reduced by a fraction, the numerator of which is completed years of service and the denominator of which is the executive’s potential years of service if he had remained employed until age 66, with such benefits paid by lump sum for Mr. Nakatsuka and in installments for Mr. Hirata over 15 years.

For Mr. Kitagawa, if his employment is terminated within three years following a change in control, he will receive his normal retirement benefit. Messrs. Hirata and Nakatsuka will each receive 65% of their final average compensation projected to age 66, without any reduction for amounts payable under the pension plan or Social Security. All amounts are paid as a lump sum, except Mr. Hirata will receive installments for 15 years. The agreements contain change of control “tax gross up” provisions such that if a payment to any of the three executives exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, and thereby imposes an excise tax on the officer, Territorial Savings Bank, or its successor, will pay such executive additional amounts to compensate for the excise tax.

In the event of disability or death, Messrs. Hirata and Nakatsuka will receive the same benefit as if they had terminated employment following a change in control. Upon death, Mr. Kitagawa’s designee will receive a lump-sum payment equal to the present value of his projected normal retirement benefit and upon disability Mr. Kitagawa will receive a lump sum equal to the amount accrued for accounting purposes under the plan.

No benefits are payable in the event of a termination for cause.

Non-Qualified Deferred Compensation Plans

The following table provides information with respect to each non-qualified deferred compensation plan in which the named executive officers participated in 2011.

Non-Qualified Deferred Compensation at and for the Year Ended December 31, 2011
Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)

Vernon Hirata	Executive Deferred Incentive Agreement	—	—	23,885	—	365,096

(1)	The amounts in this column include above-market earnings for the executive deferred incentive agreements in the amount of $12,386, which has been reported as compensation for the year ended December 31, 2011 in the Summary Compensation Table. The account balance accrues interest at the rate of 7% per year. We ceased making contributions to the agreements for calendar years beginning after 2006 (other than the interest crediting).
(2)	Amounts attributed to above-market earnings have been reported as compensation for the years ended December 31, 2011, 2010, and 2009 in the Summary Compensation Table.

Executive Deferred Incentive Agreement. We provide executive deferred incentive benefits to Mr. Hirata, whose agreement was frozen effective August 29, 2007. Before the agreement was frozen, it provided for the grant of annual cash awards equal to a specified percentage of base salary, based on the attainment of established criteria. Payment of all awards is deferred until the earlier of:

•	normal retirement age,

•	early termination,

•	separation from service within three years following a change in control,

•	termination due to disability, or

•	death, when the executive will receive a lump sum.

Supplemental Employee Stock Ownership Plan. Territorial Savings Bank adopted the Supplemental Employee Stock Ownership Plan (“Supplemental ESOP”) effective January 1, 2009, to provide certain executives with benefits that they otherwise would be entitled to under the tax-qualified Employee Stock Ownership Plan (“ESOP”), but for limitations imposed by the Internal Revenue Code. During 2011, three employees participated in the Supplemental ESOP. The Compensation Committee of the Board of Directors of Territorial Savings Bank administers the Supplemental ESOP. Each year, participants in the Supplemental ESOP are credited with a dollar amount equal to the difference between the value of the shares of Territorial Bancorp Inc. common stock that would have been allocated to the participant under the tax-qualified ESOP, but for the limitations imposed by the Internal Revenue Code, and the actual value of shares of Territorial Bancorp Inc. common stock allocated to the participant under the ESOP for the relevant plan year. Participants in the Supplemental ESOP may direct the investment of their Supplemental ESOP accounts among a select group of broadly diversified mutual funds selected by the Compensation Committee. Benefits are generally payable in a cash lump sum within 90 days of the first to occur of: (i) the participant’s separation from service; (ii) the participant’s death; (iii) the participant’s disability; or (iv) a change in control of Territorial Savings Bank or Territorial Bancorp Inc., but, in order to comply with Section 409A of the Internal Revenue Code, payments will be delayed for six months for any “specified employee” (as defined in Section 409A of the Internal Revenue Code).

Potential Payments on Termination or Change in Control

Assuming that each of our named executive officers terminated employment as of December 31, 2011, they would be entitled to certain payments and benefits. The following tables set forth payments that would have been made to Messrs. Kitagawa, Hirata and Nakatsuka pursuant to their employment agreements had their employment been terminated for the following reasons as of December 31, 2011. No other named executive officer was a party to an employment agreement as of December 31, 2011. There are no payments or benefits payable solely on account of a change in control.

Allan S. Kitagawa

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death (3)	Termination Upon Disability (4)
Severance Pay (1)	$—	$—	$3,749,135	$5,118,408	$139,059	$—
Medical, Dental, Life Insurance Continuation (2)	—	—	16,569	16,569	—	—
Life Insurance Benefits	—	—	—	—	188,500	—
Accelerated Vesting of Options (5)	—	—	—	410,242	410,242	410,242
Accelerated Vesting of Restricted Stock (6)	—	—	—	3,030,111	3,030,111	3,030,111

Total	$—	$—	$3,765,704	$8,575,330	$3,767,912	$3,440,353

Melvin M. Miyamoto

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death (3)	Termination Upon Disability (4)
Severance Pay (1)	$—	$—	$—	$270,937	$—	$—
Medical, Dental, Life Insurance Continuation (2)	—	—	—	3,567	—	—
Life Insurance Benefits	—	—	—	—	204,000	—
Accelerated Vesting of Options (5)	—	—	—	38,885	38,885	38,885
Accelerated Vesting of Restricted Stock (6)	—	—	—	242,415	242,415	242,415

Total	$—	$—	$—	$555,804	$485,300	$281,300

Vernon Hirata

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death (3)	Termination Upon Disability (4)
Severance Pay (1)	$—	$—	$1,439,684	$1,439,684	$48,995	$1,880,800
Medical, Dental, Life Insurance Continuation (2)	—	—	17,362	17,362	—	33,117
Life Insurance Benefits	—	—	—	—	290,000	—
Accelerated Vesting of Options (5)	—	—	—	306,577	306,577	306,577
Accelerated Vesting of Restricted Stock (6)	—	—	—	1,999,885	1,999,885	1,999,885

Total	$—	$—	$1,457,046	$3,763,508	$2,645,457	$4,220,379

Ralph Y. Nakatsuka

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death (3)	Termination Upon Disability (4)
Severance Pay (1)	$—	$—	$1,339,659	$1,339,659	$48,995	$2,909,762
Medical, Dental, Life Insurance Continuation (2)	—	—	24,855	24,855	—	73,347
Life Insurance Benefits	—	—	—	—	290,000	—
Accelerated Vesting of Options (5)	—	—	—	291,640	291,640	291,640
Accelerated Vesting of restricted Stock (6)	—	—	—	1,757,470	1,757,470	1,757,470

Total	$—	$—	$1,364,514	$3,413,624	$2,388,105	$5,032,219

Richard K.C. Lau

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death (3)	Termination Upon Disability (4)
Severance Pay (1)	$—	$—	$—	$317,896	$—	$—
Medical, Dental, Life Insurance Continuation (2)	—	—	—	5,032	—	—
Life Insurance Benefit	—	—	—	—	155,000	—
Accelerated Vesting of Options (5)	—	—	—	38,885	38,885	38,885
Accelerated Vesting of Restricted Stock (6)	—	—	—	242,415	242,415	242,415

Total	$—	$—	$—	$604,228	$436,300	$281,300

(1)

These severance payments are payable if the executive’s employment is terminated either (i) by Territorial Savings Bank or Territorial Bancorp Inc. for any reason other than cause, death, or disability or (ii) by the executive if Territorial Savings Bank or Territorial Bancorp Inc. takes certain adverse actions (a “good reason” termination). The Involuntary Termination Without Cause or Termination by the Executive for Good Reason column represents a lump sum payment equal to the base salary and bonus and retirement benefits the executive would have received for the remaining term of his employment agreement, which, as of December 31, 2011, was 25 months for each of Messrs. Kitagawa, Hirata, and Nakatsuka. The Change in Control With Termination of Employment column represents the greater of (a) the amount shown in the Involuntary Termination Without Cause or Termination by the Executive for Good Reason column, or (b) a lump-sum payment equal to three times the executive’s prior five-year average of taxable compensation less one dollar. The amounts are not discounted to present value. Messrs. Kitagawa, Hirata, and Nakatsuka would also be entitled to a gross-up payment of approximately $0, $499,344, and $946,335, respectively, in the event of a change in control and termination of employment. The amounts shown in the above tables are based on the terms of the amended Territorial Savings Bank employment agreements, which were adopted on October 29, 2008, and the Territorial Bancorp Inc. employment agreements adopted on November 13, 2009. Messrs. Miyamoto and Lau do not have employment agreements that provide severance benefits. However, under our Separation Pay Plan, Messrs. Miyamoto and Lau would have been entitled to 24 months of severance pay and 12 months of subsidized continued health insurance coverage if their employment terminated as of December 31, 2011, and if a change in control had occurred.

(2)	Represents the estimated cost of continuing medical, dental, and life insurance premiums for three years for each executive. The estimated costs do not assume an increase in current premiums and the amounts have not been discounted to present value.
(3)	If the executive’s employment is terminated due to death, the executive’s beneficiaries or estate will receive an amount equal to sixty days of the executive’s current base salary.
(4)	Mr. Kitagawa would not receive disability severance payments under his employment agreement because he already attained age 65. The Termination Upon Disability column represents the total amount of disability benefits payable and the amount has not been discounted to present value. In addition, under each of Messrs. Hirata’s and Nakatsuka’s employment agreements, coverage under our life insurance, nontaxable medical, health and dental plans would continue in the same manner in which the executive received coverage on the last day of his employment, under the same cost-sharing arrangement as was in effect on that date, until the earlier of the executive’s return to full-time employment with us, employment by another employer, death, or attainment of normal retirement age. The number shown above reflects continued coverage through age 65 for each of Messrs. Hirata and Nakatsuka. Messrs. Miyamoto and Lau do not have employment agreements that provide any disability benefits.
(5)	The assumptions used in the valuation of the stock option awards are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, determined as of December 31, 2011. A Black-Scholes value of $5.09 per share was used for valuing the options as of December 31, 2011.
(6)	The value of the unvested restricted stock is equal to our stock price on December 31, 2011 ($19.75 per share), multiplied by the number of unvested shares held by the executive.

The above table does not include the value of the benefits to be paid under supplemental employee retirement agreements in the event an executive terminates employment due to early retirement, disability, change in control, or death, which had an estimated present value of $0 for early retirement and $6,349,107 for disability, change in control and death for Mr. Kitagawa, and $640,548, $1,936,369, $1,936,369, and $2,979,030, respectively, for Mr. Hirata and $466,952, $1,913,973, $1,913,973, and $2,944,573, respectively, for Mr. Nakatsuka as of December 31, 2011. In addition, Mr. Kitagawa became eligible for normal retirement in May 2011 under his supplemental employee retirement agreement, under which he would have been entitled to $6,349,107 as of December 31, 2011. Neither Mr. Hirata nor Mr. Nakatsuka would have been entitled to a normal retirement benefit under the supplemental executive retirement agreements as of December 31, 2011. Messrs. Kitagawa’s and Nakatsuka’s benefits are payable by lump sum and Mr. Hirata’s benefits are payable over 15 years. The present value amounts shown for Mr. Hirata represent the present value of the 15 years of payments to be made to him. In addition, the above table does not include $365,096 to be paid to Mr. Hirata under his Executive Deferred Incentive Agreement in the event he terminates employment due to normal or early retirement, disability, change in control, or death.

Tax-Qualified Benefit Plans

Territorial Savings Bank 401(k) Plan. We sponsor the Territorial Savings Bank 401(k) Plan, a tax-qualified defined contribution plan, for all employees who have satisfied the plan’s eligibility requirements. Employees may begin deferring their compensation and are eligible to receive matching contributions and profit-sharing contributions as of the first day of the month following the completion of 12 months of employment during which they worked at least 1,000 hours. All contributions are 100% vested.

Employee Stock Ownership Plan. Effective January 1, 2009, Territorial Savings Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2009, will begin participation in the ESOP on the later of the effective date of the ESOP or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The ESOP trustee purchased, on behalf of the ESOP, 978,650 shares of Territorial Bancorp Inc. common stock issued in the offering. The ESOP funded its stock purchase with a loan from Territorial Bancorp Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Territorial Savings Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is an adjustable rate equal to the prime rate, as published in The Wall Street Journal, which adjusts annually.

The trustee holds the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants become 100% vested upon the completion of three years of service. Participants who were employed by Territorial Savings Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the ESOP. Participants also will become fully vested automatically upon normal retirement, death, or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon separation from service. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The ESOP permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Territorial Savings Bank records compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants results in a corresponding reduction in Territorial Bancorp Inc.’s earnings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy report.

Compensation Committee of the Board of Directors of

Territorial Bancorp Inc.

Kirk W. Caldwell (Chairman)

Howard Y. Ikeda

Richard I. Murakami

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Caldwell, who serves as Chairman; Ikeda; and Richard Murakami. None of these individuals was an officer or employee of Territorial Bancorp Inc. during the year ended December 31, 2011, or is a former officer of Territorial Bancorp Inc. For the year ended December 31, 2011, none of the members of the Compensation Committee had any relationship requiring disclosure under “Transactions with Certain Related Persons.”

During the year ended December 31, 2011, (i) no executive officer of Territorial Bancorp Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of Territorial Bancorp Inc.; (ii) no executive officer of Territorial Bancorp Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Territorial Bancorp Inc.; and (iii) no executive officer of Territorial Bancorp Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Territorial Bancorp Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and beneficial owners of greater than 10% of the outstanding shares of common stock are required to file reports with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure if an executive officer, director, or 10% beneficial owner fails to file these reports on a timely basis.

Based solely on the review of copies of the reports we have received and written representations provided to us from the individuals required to file the reports, we believe that each of our executive officers and directors (other than Director Caldwell) filed one late form 4 to report the sale of shares to pay for tax withholdings. The cumulative sales by these individuals totaled 1,000 shares of common stock. We believe that each of our executive officers and directors has otherwise complied with applicable reporting requirements for transactions in Territorial Bancorp Inc. common stock during the year ended December 31, 2011.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Territorial Savings Bank to our executive officers and directors in compliance with federal banking regulations.

At December 31, 2011, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Territorial Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2011, and were made in compliance with federal banking regulations.

Pursuant to Territorial Bancorp Inc.’s Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $50,000 with our directors, executive officers, and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Ethics and Business Conduct, all of our executive officers and directors must disclose any existing or emerging conflicts of interest to our Chairman of the Board and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, the following: (i) our conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with us.

Nominating and Corporate Governance Committee Procedures

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee, which is comprised solely of nonemployee directors, all of whom the Board has determined are independent in accordance with the listing standards of the NASDAQ Stock Market, Inc., may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Diversity Considerations

In identifying candidates for Director, the Nominating and Corporate Governance Committee and the Board of Directors takes into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and diversity of the Board of Directors’ overall membership composition, (3) the independence of outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors, and (4) all other factors it considers appropriate. The Company does not have a written policy regarding diversity because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing to the main office of the Company, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, Territorial Bancorp Inc., P.O. Box 135040, Honolulu, Hawaii 96801:

(1)	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

(2)	the name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

(3)	the name, address, and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s share ownership should be provided);

(4)	a statement of the candidate’s business and educational experience;

(5)	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

(6)	a statement detailing any relationship between the candidate and any customer, supplier, or competitor of the Company;

(7)	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

(8)	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

To be timely, the submission of a candidate for Director by a stockholder must be received by the Corporate Secretary at least 180 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders.

Process for Identifying and Evaluating Nominees

The process that the Nominating and Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows.

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Territorial Savings Bank. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include the following.

•

A person is not qualified to serve as director if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) is a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule, or regulation governing banking, securities, commodities, or insurance, or any final cease and desist order issued by a banking, securities, commodities, or insurance regulatory agency.

•

No person may serve on the Board of Directors and at the same time be a director or officer of another cooperative bank, credit union, savings bank, savings and loan association, trust company, bank holding company, or banking association (in each case whether chartered by a state, the federal government, or any other jurisdiction) that engages in business activities in the same market area as the Company or any of its subsidiaries.

A candidate also must meet any qualification requirements set forth in any Board or Committee governing documents.

Selection Considerations

If the candidate is deemed eligible for election to the Board of Directors, the Committee will consider the following criteria in selecting nominees, as described in more detail in the Committee’s Criteria for Director Nominees (which is available on our Web site):

•	contribution to board;

•	experience;

•	familiarity with and participation in local community;

•	integrity;

•	stockholder interests and dedication; and

•	independence.

The Committee will also consider any other factors it deems relevant to a candidate’s nomination, including the extent to which the candidate helps the Board of Directors reflect the diversity of the Company’s stockholders, employees, customers and communities. The Committee also may consider the current composition and size of the Board of Directors, the balance of management and independent directors, and the need for audit committee expertise.

The Committee may weight the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time. The Committee will maintain at least one director who meets the definition of “audit committee financial expert” under Securities and Exchange Commission regulations.

With respect to nominating an existing director for reelection to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills, and contributions that the existing director brings to the board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 19, 2012. If next year’s annual meeting is held on a date more than 30 calendar days from May 23, 2013, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws generally provide that any stockholder desiring to make a proposal for new business at an annual meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 80 days nor more than 90 days prior to any such annual meeting; provided, however, that if less than 90 days notice or prior public disclosure of the date of the annual meeting is given to stockholders, such written notice shall be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. The 2013 annual meeting of stockholders is expected to be held May 22, 2013. For the 2013 annual meeting of stockholders, the notice would have to be received between February 22, 2013, and March 4, 2013. The stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Nothing in this proxy statement or our Bylaws shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to: Board of Directors, Territorial Bancorp Inc., P.O. Box 135040, Honolulu, Hawaii 96801. Communications to individual directors should be sent to such director at the Company’s address. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly (for example, where it is a request for information about the Company or a stock-related matter); or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal, or otherwise inappropriate.

At each Board meeting, the Corporate Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers, and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company has retained Phoenix Advisory Partners to assist the Company in soliciting proxies, and has agreed to pay Phoenix Advisory Partners a fee of $8,000 plus reasonable expenses for these services.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating, and promptly returning the enclosed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, the Notice of the Annual Meeting of Stockholders, and the 2011 Annual Report to Stockholders are each available on the Internet at www.cfpproxy.com/6679.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Vernon Hirata
Vernon Hirata
Corporate Secretary

Honolulu, Hawaii

April 18, 2012

APPENDIX A

Territorial Bancorp Inc.

2012 Annual Incentive Plan

Effective January 1, 2012

A-i

A-ii

Territorial Bancorp Inc.

2012 Annual Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment. Territorial Bancorp Inc., a Maryland corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as Territorial Bancorp Inc. 2012 Annual Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. This Plan permits the grant of Cash-Based Awards. This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of This Plan. The objectives of this Plan are to optimize the profitability and growth of the Company through incentives consistent with the Company’s goals and that link and align the personal interests of Participants with an incentive for excellence in individual performance, and to promote teamwork. This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3 Duration of This Plan. This Plan shall commence on the Effective Date, as described in Section 1.1, and shall remain in effect until terminated, modified, or amended in accordance with Section 11.1 of the Plan.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1	“Affiliate” means any entity (a) which, directly or indirectly, is controlled by, controls, or is under common control with the Company, or (b) in which the Company has a significant entity interest, in either case as determined by the Committee, and which is designated by the Committee as such for purposes of the Plan.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 5.3.

2.3	“Award” means, individually or collectively, a grant to a Participant under an Award Agreement of any Cash-Based Award, subject to the terms of this Plan.

2.4	“Award Agreement” means either: (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“Bank” means Territorial Savings Bank, a wholly-owned subsidiary of the Company.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Cash-Based Award” means a contractual right granted to an Employee under Article 5 entitling such Participant to receive a cash payment or payments, at such times, and subject to such conditions, as are set forth in this Plan and the applicable Award Agreement.

2.8	“Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant any of the following: (i) the conviction of the Participant of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Participant of a criminal or other act that, in the judgment of the Board, will likely cause substantial economic damage to the Company or any Subsidiary or substantial injury to the business reputation of the Company or any Subsidiary; (iii) the commission by the Participant of an act of fraud in the performance of his duties on behalf of the Company or any Subsidiary; (iv) the continuing willful failure of the Participant to perform his duties to the Company or any Subsidiary (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice thereof; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Participant’s Service with the Company.

2.9	“Change in Control” means, unless otherwise provided in an Award Agreement:

(a)	Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (a “Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty five percent (25%) or more of the combined voting power of the Company’s then outstanding Voting Securities, provided that, notwithstanding the foregoing and for all purposes of this Plan: (a) the term “Person” shall not include (1) the Company or any of its Subsidiaries, (2) an employee benefit plan of the Company or any of its Subsidiaries (including the Plan), and any trustee or other fiduciary holding securities under any such plan (but only with respect to securities held under any such plan), or (3) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company; (b) no Person shall be deemed the beneficial owner of any securities acquired by such Person in an Excluded Transaction; and (c) no Director or officer of the Company or any direct or indirect Subsidiary of the Company (or any affiliate of any such Director or officer) shall, by reason of any or all of such Directors or officers acting in their capacities as such, be deemed to beneficially own any securities beneficially owned by any other such Director or officer (or any affiliate thereof); or

(b)	The incumbent Directors cease, for any reason, to constitute a majority of the Board; or

(c)	A plan of reorganization, merger, consolidation, or similar transaction involving the Company and one or more other corporations or entities is consummated, other than a plan of reorganization, merger, consolidation, or similar transaction that is an Excluded Transaction, or the stockholders of the Company approve a plan of complete liquidation of the Company, or a sale, liquidation, or other disposition of all or substantially all of the assets of the Company or any bank Subsidiary of the Company is consummated; or

(d)	A tender offer is made for twenty-five percent (25%) or more of the outstanding Voting Securities of the Company and the stockholders owning beneficially or of record twenty-five percent (25%) or more of the outstanding Voting Securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired beneficial ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of a change in number of shares of Stock or Voting Securities then outstanding which thereby increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Stock or Voting Securities which increases the percentage of the then outstanding Stock or Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur. In the event that an Award constitutes deferred compensation, and the settlement of or distribution of benefits under such Award is to be triggered solely by a Change in Control, then with respect to such Award, a Change in Control shall be defined as required under Code Section 409A, as in effect at the time of such transaction.

2.10	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11	“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board and shall be composed of not less than two (2) Directors, each of whom is a nonemployee director (within the meaning of Rule 16b-3) and an outside director (within the meaning of Code Section 162(m)) to the extent Rule 16b-3 and Section 162(m) of the Code, respectively, are applicable to the Company and the Plan. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee provided that such action is only conducted by members of the Board, each of whom is a nonemployee director and an outside director as stipulated above.

2.12	“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of the Performance Period provided the outcome for the Performance Period is substantially uncertain, or (b) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.13	“Director” means any individual who is a member of the Board of Directors of the Company.

2.14

“Disability” shall have the meaning set forth in this Section. If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” shall have the meaning set forth in this Plan. “Disability” or “Disabled” means that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s Employees, or (iii) is determined to be totally disabled by the Social Security Administration. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination due to Disability has occurred.

2.15	“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary, including but not limited to officers, and designated as an employee of the Company, an Affiliate, or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, or Subsidiary during such period. An individual shall not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, any Affiliates, or any Subsidiaries. A leave of absence may continue so long as the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company, a Subsidiary, or an Affiliate under an applicable statute or by contract. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.16	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17	“Excluded Transaction” means a plan of reorganization, merger, consolidation, or similar transaction that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving corporation or any parent thereof) at least fifty percent (50%) of the combined voting power of the Voting Securities of the entity surviving the plan of reorganization, merger, consolidation, or similar transaction (or the parent of such surviving entity) immediately after such plan of reorganization, merger, consolidation, or similar transaction.

2.18	“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.19	“Participant” means any eligible individual as set forth in Article 4 to whom an Award is granted.

2.20	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.21	“Performance Measures” mean measures as described in Article 7 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.22	“Performance Period” means the period of time, as determined by the Committee, during which the performance goals must be met in order to determine the degree of payout with respect to an Award; provided, however, that in no event shall such a period be less than twelve (12) consecutive months.

2.23	“Plan Year” means the Company’s fiscal year which begins January 1 and ends December 31.

2.24	“Service” means a Participant’s employment relationship with the Company, an Affiliate, or a Subsidiary.

2.25	“Specified Employee” means a “specified employee” within the meaning of Code Section 409A and any specified employee identification policy or procedure of the Company.

2.26	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.27	“Termination of Employment” or “Terminates Employment” means a separation from Service of a Participant, within the meaning of Code Section 409A.

2.28	“Voting Securities” means any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

Article 3. Administration

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a)	To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical);

(b)	To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission, or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c)	To approve forms of Award Agreements for use under the Plan;

(d)	To amend the Plan or any Award Agreement as provided in the Plan;

(e)	To adopt subplans and/or special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States. Such subplans and/or special provisions may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such subplans and/or special provisions, the provisions of the Plan shall govern; and

(f)	To authorize any person to execute on behalf of the Company any instrument required to effectuate any Award previously granted by the Committee.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards to be granted to such officer; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of this Plan and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

Article 4. Eligibility and Participation

4.1 Eligibility. Persons eligible to participate in this Plan include all officers and key Employees of the Company, or those who will become officers or key Employees, whose performance or contribution, as determined by the Committee, benefits or will benefit the Company.

4.2 Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 5. Awards

5.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine. The Committee may grant Cash-Based Awards that are payable based on the attainment of a specified performance goal (or goals), with or without additional Service requirements, as established by the Committee in its discretion.

5.2 Value of Cash-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. The Committee may establish a performance goal or goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of such Cash-Based Award (the “Performance-Based Compensation Award”) that will be paid out to the Participant will depend on the extent to which the performance goals are met and additional Service requirements, if any, are met.

5.3 Maximum Cash-Based Awards. The maximum aggregate amount awarded or credited under this Plan with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed $2,500,000, determined as of the date of payout.

5.4 Payment of Cash-Based Awards. Payment, if any, with respect to a Cash-Based Award shall be made in cash, in accordance with the terms of the applicable Award Agreement, and as the Committee determines in accordance with Code Section 409A, to the extent applicable. All Cash-Based Awards hereunder shall be paid no later than March 15 following the Plan Year for which the Awards were earned. Any payment of a Cash-Based Award granted with performance goals pursuant to Section 5.1 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

5.5 Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive payment for Cash-Based Awards, if any, following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

5.6 Compliance With Section 409A. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that the Committee shall act in a manner that is intended to preserve the economic value of the Award to the Participant. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

5.7 Compliance With Section 162(m). The Plan shall be interpreted and construed in accordance with Section 162(m) of the Code. A Participant shall be eligible to receive payment with respect to a Performance-Based Compensation Award only to the extent that the performance goals for such Performance Period are achieved and the terms of the Award applied against such performance goals determines that all or a portion of such Participant’s Performance-Based Compensation Award has been earned for the Performance Period. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance-Based Compensation Award for the Performance Period was achieved and then the amount thereof. The Committee may include in its written findings regarding whether the performance goals were satisfied during a Performance Period a notation that certain data was unavailable at the time the Committee determined whether the performance goal was satisfied. For example, if the performance goal is based on the financial results a peer group and one or more members of the peer group has not timely reported their financial results (whether due to a financial restatement or otherwise), the Committee may exclude the missing peer group member’s data from its consideration of whether the overall performance goal has been satisfied based on the reported data that is available.

Article 6. Awards Not Assignable or Transferable

Except as expressly authorized by the Committee, during a Participant’s lifetime, his Awards shall be payable only to the Participant. Awards shall not be assignable or transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported assignment or transfer in violation of this Article 6 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of, or following, the Participant’s death may be provided.

Article 7. Performance Measures

7.1 Performance Measures. The performance goals upon which the payment of a Performance-Based Compensation Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(i)	Basic earnings per share;

(ii)	Basic cash earnings per share;

(iii)	Diluted earnings per share;

(iv)	Diluted cash earnings per share;

(v)	Net income (before or after taxes);

(vi)	Net income before interest, taxes, depreciation and/or amortization;

(vii)	Cash earnings;

(viii)	Net interest income;

(ix)	Non-interest income;

(x)	General and administrative expense to average assets ratio;

(xi)	Cash general and administrative expense to average assets ratio;

(xii)	Efficiency ratio;

(xiii)	Cash efficiency ratio;

(xiv)	Return on average assets;

(xv)	Cash return on average assets;

(xvi)	Return on average stockholders’ equity;

(xvii)	Cash return on average stockholders’ equity;

(xviii)	Return on average tangible stockholders’ equity;

(xix)	Cash return on average tangible stockholders’ equity;

(xx)	Core earnings;

(xxi)	Operating income;

(xxii)	Operating efficiency ratio;

(xxiii)	Net interest rate spread;

(xxiv)	Growth in assets, loans, or deposits;

(xxv)	Loan production volume;

(xxvi)	Non-performing loans;

(xxvii)	Cash flow;

(xxviii)	Strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, objectively determinable and measurable regulatory (or regulatory-related) requirements, goals relating to acquisitions or divestitures, goals relating to capital raising and capital management or goals related to objectively determinable and measurable best practices where the outcome is substantially uncertain at the time the performance goal is set; and

(xxix)	Any combination of the foregoing.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated payment of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 7; provided, however, that any restrictions on acceleration of payment under Code Section 409A shall be observed.

7.2 Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary items (defined in the next sentence), (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. “Extraordinary items” means (a) unusual, and/or nonrecurring items of gain or loss (including, but not limited to, adjustments upward or downward in financial or other results that are required due to correction of errors, whether involving a financial restatement or otherwise); (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report. To the extent such inclusions or exclusions affect Performance-Based Compensation Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

7.3 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward in excess of the maximum aggregate amount as set forth in Section 5.3. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines. Notwithstanding the above, if an error in the measurement of performance results is discovered after an Award payment is made, and if the error would have resulted in a higher Award payment, the Participant shall receive an additional payment unless the Committee uses negative discretion to disallow the payment. Similarly, if the error would have resulted in a lower payment, the Committee may notify the Participant that repayment of the overpaid amount is required.

If a Participant is promoted, demoted, or transferred to a different business unit during a performance period, the Committee may determine that the Participant is no longer eligible to receive a payment under this Plan, and shall then determine, in its sole discretion, what compensation if any shall be provided.

7.4 Committee Discretion. In the event that applicable tax, corporate, or securities laws change to permit the Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base payout on Performance Measures other than those set forth in Section 7.1.

Article 8. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant under this Plan, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 9. Rights of Participants

9.1 Employment. Nothing in this Plan or an Award Agreement shall: (a) interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or Service at any time or for any reason not prohibited by law, or (b) confer upon any Participant any right to continue his employment for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate or Subsidiary and, accordingly, subject to Articles 3 and 11, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

9.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 10. Change in Control

10.1 Change in Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 10 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

(a)	Performance Goals. Upon a Change in Control, all then-outstanding Awards with performance goals yet to be achieved shall be considered to be earned at target values, or at such value otherwise determined by the terms and conditions set forth in the applicable Award Agreement, and payable at the time set forth in the applicable Award Agreement.

(b)	Awards With Service Requirements. Upon a Participant’s involuntary termination for a reason other than Cause during the one year period following a Change in Control, any Service requirement applicable to then-outstanding Awards shall be considered satisfied.

Article 11. Amendment and Termination

11.1 Amendment and Termination of the Plan and Award Agreements.

(a)	Subject to subparagraph (b) of this Section 11.1 and Section 11.3 of the Plan, the Board may at any time terminate the Plan or an outstanding Award Agreement and the Committee may, at any time and from time to time, amend the Plan or an outstanding Award Agreement.

(b)	Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which the Company’s shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

11.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 7.3, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 7.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 11.2 without further consideration or action.

11.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 11.2 or 11.4 no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

11.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 11.4 to any Award granted under the Plan without further consideration or action.

Article 12. Reporting and Withholding

The Company shall have the power and the right to report income and to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Article 13. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 14. General Provisions

14.1 Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, or Subsidiary, violation of material Company, Affiliate, or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, any Affiliate, or Subsidiary.

(b)	If any of the Company’s financial statements are required to be restated resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any Award granted or paid to a Participant with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from the Participant shall be the amount by which the Award exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002 or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010). The Committee shall determine whether the Company shall effect any such recovery: (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law including, but not limited to, the extent the acceleration is not prohibited under Code Section 409A and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program, or arrangement maintained by the Company, an Affiliate, or any Subsidiary, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices to the extent not prohibited under Section 402 of the Sarbanes-Oxley Act of 2002, or (iv) by any combination of the foregoing.

14.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

14.3 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.4 Requirements of Law. The granting of and settlement of Awards under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.5 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate or Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

14.6 Retirement and Welfare Plans. Neither Awards made under this Plan nor cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

14.7 Deferred Compensation.

(a)	The Committee may grant Awards under the Plan that provide for the deferral of compensation within the meaning of Code Section 409A. It is intended that such Awards comply with the requirements of Code Section 409A so that amounts deferred thereunder are not includible in income before actual payment and are not subject to an additional tax of twenty percent (20%) at the time the deferred amounts are no longer subject to a substantial risk of forfeiture.

(b)	Notwithstanding any provision of the Plan or Award Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Code Section 409A and would cause the Participant to incur any penalty tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Committee may reform the Plan and Award Agreement to comply with the requirements of Code Section 409A and to the extent practicable maintain the original intent of the Plan and Award Agreement. By accepting an Award under this Plan, a Participant agrees to any amendments to the Award made pursuant to this Section 14.7(b) without further consideration or action.

14.8 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

14.9 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

14.10 Payments to a Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the Plan.

14.11 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Maryland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Hawaii to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

14.12 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may: (a) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

14.13 No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws.

14.14 Indemnification. Subject to requirements of Maryland law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

REVOCABLE PROXY

TERRITORIAL BANCORP INC.

ANNUAL MEETING OF STOCKHOLDERS

May 23, 2012

8:30 a.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the official proxy committee of Territorial Bancorp Inc. (the “Company”), or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 23, 2012 at 8:30 a.m., local time, at 1132 Bishop Street, Suite 611, Honolulu, Hawaii, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Allan S. Kitagawa and Richard I. Murakami

FOR	WITHHOLD	FOR ALL EXCEPT

☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm of Territorial Bancorp Inc. for the year ending December 31, 2012.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	An advisory (nonbinding) resolution to approve the Company’s executive compensation as described in the proxy statement.

FOR	AGAINST	ABSTAIN

☐	☐	☐

4.	The approval of the Territorial Bancorp Inc. 2012 Annual Incentive Plan.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the listed proposals. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF COHOLDER (IF ANY)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders and the 2011 Annual Report to Stockholders are each available on the Internet at www.cfpproxy.com/6679.

PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.